SCHEDULE 14A

                                 PROXY STATEMENT
        PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934


    Filed by the Registrant   |X|

    Filed by a party other than the registrant  |_|

Check the appropriate box:

 |  Preliminary proxy statement              |_|  Confidential, for use of the
                                                  Commission only (as permitted
                                                  by Rule 14a-6(e)(2))

X|  Definitive proxy statement
    Definitive additional materials
    Soliciting material under Rule 14a-12


                                  CRAMER, INC.



                    ----------------------------------------
                (Name of registrant as specified in its Charter)



Payment of filing fee (check the appropriate box)

     No   fee required

     Fee  computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth amount on which the filing fee is calculated and state how it was determined)

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction

          ----------------------------------------------------------------------


     (5)  Total fee paid

          ----------------------------------------------------------------------


     |_| Fee paid previously with preliminary materials

          ----------------------------------------------------------------------

     |_| Check Box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          ----------------------------------------------------------------------


          (1)  Amount previously paid:
                                      ------------------------------------------
          (2)  Form Schedule or Registration Statement No.:
                                                           ---------------------
          (3)  Filing party:
                            ----------------------------------------------------
          (4)  Date filed:
                          ------------------------------------------------------

                                  Cramer, Inc.
                               1222 Quebec Street
                        North Kansas City, Missouri 64116
--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                February 7, 2003

--------------------------------------------------------------------------------

To our shareholders:

The 2002 annual meeting of shareholders of Cramer, Inc. will be held at the Hampton Inn, 4600 Summit, Kansas City, Missouri 64112 on March 6, 2003 at 11:00 a.m. (local time). At the meeting, our shareholders will vote upon:

     Item 1: The election of two directors to serve until the 2003 annual meeting of shareholders

     Item 2: The ratification of the appointment of Stirtz Bernards Boyden Surdel & Larter, PA as our independent auditors for 2002

     Item 3: A proposal to amend the Company's Articles of Incorporation to increase the number of authorized shares of capital stock from 8,200,000 shares to 74,200,000 shares, which will be the first step in a series of transactions with the Company's corporate parent that is expected to take the Company private and transact any other business that may properly come before the meeting.

All holders of record of our common stock at the close of business on February 3, 2003 are entitled to vote at the meeting or any postponement or adjournment of the meeting.

You are cordially invited to attend the meeting. Whether or not you intend to be present at the meeting, your Board of Directors asks that you sign, date and return the enclosed proxy card promptly. A prepaid return envelope is provided for your convenience. Your vote is important and all shareholders are encouraged to attend in person or vote by proxy.

Thank you for your support and continuing interest in your Company.

                                     BY ORDER OF THE BOARD OF DIRECTORS

                                     /s/ Nicholas Christianson
                                     -------------------------------------------
                                     Nicholas Christianson, Acting President and
                                     Chief Executive Officer and Secretary
North Kansas City, Missouri
February 7,2003

--------------------------------------------------------------------------------
                                  CRAMER, INC.
                                 PROXY STATEMENT

                       2002 ANNUAL MEETING OF SHAREHOLDERS
--------------------------------------------------------------------------------



This proxy statement provides information regarding the 2002 annual meeting of shareholders to be held at Hampton Inn, 4600 Summit, Kansas City, Missouri 64112 on March 6, 2003 at 11:00 a.m. (local time), or any adjournments thereof. This proxy statement and form of proxy were mailed to shareholders on or about February 7, 2002. The 2002 annual meeting date was postponed from 2002 until March 6, 2003.

     Among the matters to be considered at the annual meeting is a proposal to amend the Articles of Incorporation of the Company to increase the authorized common stock to 74,200,000 shares, which is the first step in a series of transactions that is expected to result in the termination of the Company's status as a reporting company under the Securities Exchange Act of 1934 ("Exchange Act") (the "Going Private Transaction").

                               SUMMARY TERM SHEET

The material terms of the Going Private Transaction are:

     o The Company's shareholders are asked to approve an amendment to the Company's Articles of Incorporation pursuant to Proposal III to increase the Company's authorized capital from 8,200,000 shares to 74,200,000 shares of common stock. Approval of Proposal III is assured given the ownership by Rotherwood Ventures, LLC, the Company's parent ("Rotherwood") of 51.6% of the Company's common stock (See Item III - "Purposes of the Transaction and Plans or Proposals" below).

     o Rotherwood receives an aggregate of 4,000,000 shares of common stock in exchange for Rotherwood's guarantee of, or pledge of collateral to support, the Company's $2,000,000 bank loan for the fourth quarter of 2001 and the year 2002 (See Item III - "Purposes of the Transaction and Plans or Proposals" below).

     o Rotherwood purchases 18 million shares of common stock from the Company for a price of $0.05 per share resulting in proceeds to the Company of $900,000, including a $125,000 relocation expense advance (See Item III - "Terms of the Transaction" below). Rotherwood will then own in excess of 90% of the Company's common stock (See Item III
          - "Purposes of the Transaction and Plans or Proposals" below).

     o Rotherwood effects a short-form merger of the Company into Rotherwood (the "Merger") under Kansas law (See Item III "Purposes of the Transaction and Plans or Proposals" below). In the Merger every
          shareholder  of  the  Company  other  than   Rotherwood  (the  "Public
          Shareholders") will receive a cash payment of $0.05 per share, representing an approximate aggregate consideration of $98,000, subject to shareholders' statutory appraisal rights (See Item III - "Terms of the Transaction" below).

     o Rotherwood and the Company will notify the Public Shareholders of the Merger and of the procedures for any shareholder of the Company to exercise appraisal rights to have a court determine the fair market value of his or her shares (if the shareholder chooses to do so) (See
          Item III - "Purposes of the Transaction and Plans or Proposals" below).

     This series of transactions would result in the Company's common stock being held solely by Rotherwood, permitting the Company to terminate its status as a public company required to file reports under the Exchange Act.

                                ABOUT THE MEETING

What is the purpose of the annual meeting?

     At the annual meeting, our shareholders will vote on the election of two directors, the ratification of the appointment of our independent auditors, and a proposal to amend the Articles of Incorporation to authorize additional shares of common stock. Management will report on your Company's results for 2001 and preliminary results for 2002, the progress of our turnaround plan for the Company, and the Going Private Transaction, and respond to questions from shareholders.

Who is entitled to vote at the meeting?

     Shareholders of record at the close of business on February 3, 2003 are entitled to receive notice of the annual meeting and vote their shares held on that date at the meeting. Each shareholder is entitled to one vote per share.

What constitutes a quorum?

     The presence at the meeting, in person or by proxy, of the holders of a majority of our shares outstanding on the record date will constitute a quorum, permitting the meeting to proceed. On the record date, February 3, 2003, shares of common stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares present at the meeting for the purpose of establishing a quorum.

How do I vote?

     If you complete and properly sign the enclosed proxy card and return it to us before the meeting, your shares will be voted as you direct. If you are a registered shareholder and attend the meeting in person, you may deliver your completed proxy card to us at the meeting. You are also invited to vote in person at the meeting. If your shares are held in "street name" and you wish to vote at the meeting, you must obtain a proxy form from the institution that holds your shares.

Can I change my vote after I return my proxy card?

     Yes. Even after you have submitted your proxy, you may change your vote at any time before the meeting by sending a written notice of revocation or a duly executed proxy with a later date to the Secretary of the Company. Your proxy will also be revoked if you attend the meeting and vote in person. If you merely attend the meeting but do not vote in person, your previously granted proxy will not be revoked.

Who is soliciting my proxy?

     Your proxy is being solicited by the Board of Directors. Officers, directors and employees of the Company may solicit proxies on behalf of the Board by mail, telephone or email. The Company will pay all expenses of soliciting proxies for the annual meeting.

What are the Board's recommendations?

     Unless you give other instructions on your proxy card, the person named as proxy holder on the proxy card will vote your shares in accordance with the recommendation of the Board of Directors. The Board recommends you vote:

     o    For the  election  of James R.  Zicarelli  and  David E.  Crandall  as
          directors  for  a  term  expiring  at  the  2003  annual   meeting  of
          shareholders

     o For the ratification of the appointment of Stirtz Bernards Boyden Surdel & Larter, PA as our independent auditors for 2002

     o For the approval of the amendment to the Company's Articles of Incorporation increasing the authorized shares of capital stock from 8,200,000 shares to 74,200,000 shares. Because the Articles amendment is the first step in the Going Private Transaction, as an affiliate of Rotherwood, Mr. Zicarelli abstained from voting on Proposal III (see "Relationships and Related Transactions Between Cramer and Directors, Officers or their Affiliates," and "Share Ownership" below).

How many votes are needed to approve each item?

     The affirmative vote of a plurality of the shares voting is required to elect each director. Our shareholders have cumulative voting rights in electing directors. Because two directors are being elected, this means you have two votes for each share of stock owned by you in the election of directors. You may cast all of your votes for one nominee or vote your shares for both nominees. Abstentions and broker non-votes in the election of directors will not be counted as negative votes and will have no affect. The proxy will not have discretionary authority to cumulate your votes unless you strike through one nominee's name on the proxy card.

     The affirmative vote of a majority of the shares voting is required to ratify the appointment of our independent auditors. Abstentions and broker non-votes on this issue will not be counted as negative votes and will have no effect.

     The affirmative vote of a majority of the outstanding shares of common stock of the Company is required to approve Proposal III to amend the Articles to increase the authorized shares. In light of this vote requirement, abstentions and broker non-votes on Proposal III will have the same effect as shares voted against Proposal III. Because Rotherwood owns 51.6% of the Company's outstanding common stock, approval of the Articles amendment, and thus approval of the Going Private Transaction, are assured.

     The Public Shareholders will not vote as a class on Proposal III or the Going Private Transaction. This means that Proposal III and the Going Private Transaction may be approved without the separate approval of the Public Shareholders. The Board has elected not to submit Proposal III or the Going Private Transaction to a class vote of the Public Shareholders for the following reasons:

     o Kansas law does not require a class vote on Proposal III or the Going Private Transaction

     o Rotherwood and the Company did not wish to commit the resources required for compliance with the SEC's going private rules unless approval of Proposal III and thereby the Going Private Transaction was assured.

     o The price payable by Rotherwood for the 18 million shares and the cash consideration payable to the Public Shareholders in the Merger are substantially  greater  than the fair  market  value  per share of the
          Company's common stock established in an independent appraisal conducted by Meara King & Co. ("Meara King"), a Kansas City accounting and valuation firm (see Item III - "Reports, Opinions, Appraisals and Negotiations" below).

     o Public Shareholders who believe that the Merger consideration of $0.05 per share is inadequate have the right to an appraisal of their stock pursuant to the shareholder appraisal rights under Kansas Law summarized in Item III - "Issuance of Common Stock to Rotherwood for Cash and Subsequent `Going Private' Transaction - Appraisal Rights" below.

                                     ITEM I

                              ELECTION OF DIRECTORS

     Your Company's Board of Directors is currently comprised of two members whose terms expire at the annual meeting for 2002.

     Here is some information about the persons nominated for election as directors.


--------------------------------------------------------------------------------
James R. Zicarelli                                           Director since 1992
--------------------------------------------------------------------------------


James R. Zicarelli, 50, is President of Rotherwood, a Minnesota holding company and majority shareholder of your Company. He owns a 6% ownership interest in Rotherwood. Mr. Zicarelli serves as CEO of Sagebrush Corporation, a library services and publishing company affiliated with Rotherwood. Previously, he served as CEO of Cramer, Inc. (1995 to 2001); CEO of Pacer Corporation (1992 to
2001) an affiliate of Rotherwood; CFO of GV Medical, Inc. (1983 to 1990); and Division Controller of National Computer Systems (1974 to 1983). He holds a BA from Carleton College and an MBA from The University of St. Thomas.



--------------------------------------------------------------------------------
David E. Crandall                                            Director since 1992
--------------------------------------------------------------------------------
David E. Crandall, 59, is Chairman and CEO of PPA Industries, Dallas, Texas, a company he founded in 1980 and that is engaged in the manufacture of electronic enclosures, pre-fabricated wall systems and machinery packages.(1) Previously, he was Senior Vice President of Manufacturing Operations and board member of Sunshine Mining Company (1977 to 1980); Senior Vice President, Finance for the Great Western Sugar Company (1974 to 1977); and various positions with Electronic Data Systems and Citibank on Wall Street (1971 to 1974). Mr. Crandall served 3-1/2 years in the U.S. Army, during which time he computerized the Admissions System at West Point Academy. He served ten years on the Board of Trustees at St. Mark's School of Texas. He holds a BA from The University of Kansas and an MBA from The University of Missouri at Kansas City.
--------------------------------------------------------------------------------

(1)PPA Industries filed for reorganization under the Bankruptcy Code in February 2000. The case was subsequently dismissed.

     There is no family relationship between any of the directors or officers of the Company.

     Messrs. Zicarelli and Crandall have consented to serve on the Board of Directors for a term expiring at the 2003 annual meeting. If either individual should become unavailable to serve as a director (which is not expected), the Board may designate a substitute nominee. In that case, the person named as proxy will vote for the substitute nominee designated by the Board.

How often did the Board meet in 2001?

     The Board of Directors met ten times in 2001. Neither director attended less than 75% of those meetings.

What Committees has the Board established?

     The Board formally appointed an Audit Committee and a Compensation Committee in 2001. Prior to 2001, the Board of Directors served as the Audit Committee and Compensation Committee. Because there are only two directors on the Board at the present time, the Audit Committee and Compensation Committee consist of the two current directors.

Audit Committee

     We have elected to apply Rule 4200(a)(15) of the NASDAQ listing standards ("NASDAQ Rule 4200(a)(15)") to determine whether the members of the Audit Committee are "independent." The Company believes Mr. Crandall is "independent" as defined by NASDAQ Rule 4200(a)(15). In light of Mr. Zicarelli's status as President of Rotherwood, his 6% ownership interest in Rotherwood, his affiliation with other Rotherwood Parties, and his prior service as CEO of Cramer, Mr. Zicarelli is not deemed "independent" as defined by that Rule. Nevertheless, your Board has determined that Mr. Zicarelli's service on the Audit Committee is in the best interest of our shareholders in light of the current size of the Board, the limited size and resources of the Company, the Board's determination to minimize administrative expenses, the difficulty of recruiting additional independent directors to serve on the Board and the value which Mr. Zicarelli's financial expertise and judgment add to the Audit Committee.

     The Audit Committee assists your Company in fulfilling its responsibility for our accounting and financial reporting practices and our annual audited financial statements. As part of these duties, the Audit Committee:

     o    engages the independent accounting firm to be retained each year

     o approves the performance of audit and permitted non-audit services by the independent accountants

     o    reviews the activities of our internal accounting staff

     o reviews the scope and results of the quarterly unaudited financial statements and the audit of our annual financial statements and any auditor recommendations regarding the quarterly and annual financial statements and our accounting practices

     o evaluates the independence of the accountants from the Company and its management

Compensation Committee

     The Compensation Committee establishes the compensation for your executive officers and approves and administers the Company's executive compensation programs.

Committee Meetings

     The Audit Committee and Compensation Committee did not meet separately from the Board in 2001.

                                    OFFICERS

     Nicholas Christianson, 32, was appointed Interim Chief Financial Officer on April 1, 2002, and was appointed Acting President and Chief Executive Officer and Acting Secretary on September 3, 2002. Gregory Coward served as President and Chief Executive Officer of Cramer from January 24, 2001 until September 3, 2002. Mr. Coward was retained by Cramer's Board of Directors to conduct a thorough review of the Company's operations and to implement a turnaround plan with the objective of achieving positive cash flow and returning the Company to profitability. Mr. Coward's assignment concluded upon completing that review and putting in place the major components of the turnaround plan. Mr. Coward's departure from the Company was not the result of any disagreement between Mr. Coward and Rotherwood or the Company over the Going Private Transaction. Mr. Christianson is employed by an affiliate of Rotherwood and performs his duties at Cramer on a part-time basis. Rotherwood intends to name a permanent CEO of the Company upon completion of the Going Private Transaction. Mr. Christianson served as CFO of two application service providers, MetaFarms, Inc. and Scout Information Services, from 1997 to 2001. He participated in the development and spin-off of several Internet based start-up ventures at Scout and helped MetaFarms launch its operations. Prior to his position at Scout, Mr. Christianson was an auditor at PriceWaterhouse Coopers. Mr. Christianson is a licensed CPA.

                             EXECUTIVE COMPENSATION

Description of compensation arrangements

     Gregory Coward was compensated by Rotherwood and did not receive any compensation from the Company for serving as President and Chief Executive Officer. Mr. Coward's compensation from Rotherwood was not specifically related to Cramer's performance. Rotherwood has charged Cramer a monthly fee as compensation for making Mr. Coward's services available to the Company, which will be payable through December 31, 2002. Rotherwood charged fees to the Company for Mr. Coward's services and related travel expenses of $103,900 in 2001. Cramer paid $48,000 of these fees during 2001 and recorded the balance due of $55,900 as an accrued liability in the December 31, 2001 financial statements.

     Mr. Christianson is compensated by a Rotherwood affiliate and does not receive any compensation from the Company for serving as Interim Chief Financial Officer or Acting President and Chief Executive Officer or Acting Secretary. Mr. Christianson's compensation from the Rotherwood affiliate is not related to Cramer's performance. Rotherwood charges Cramer a fee as compensation for making Mr. Christianson's services available to the Company, based upon the amount of time spent by him on the Company's business. Rotherwood has charged fees to the Company for Mr. Christianson's services in the amount of $64,800 for the period from April 1-December 31, 2002.

     James R. Zicarelli served as CEO of Cramer until the appointment of Mr. Coward on January 24, 2001. Mr. Zicarelli is President of Rotherwood and did not receive any compensation from the Company for serving as CEO. Mr. Zicarelli's compensation from Rotherwood was not specifically related to Cramer's performance or the time spent by him in Cramer management. Cramer was not charged by Rotherwood for Mr. Zicarelli's services during 2001.

See  "Relationships  and  Related  Transactions  Between  Cramer and  Directors,
Officers  or  their  Affiliates"  below  for  further   discussion  of  Cramer's
transactions with Rotherwood.

Summary Compensation Table

     The following table provides information regarding the compensation paid in 2001, 2000 and 1999 to the persons who served as executive officers of the Company until their termination in 2001 and whose annual compensation exceeded $100,000 in any of those years.

     ------------------------- -------- ----------------------------------------
                                                Annual Compensation
        Name and Principal              ----------------------------------------
            Position            Year        Salary ($)           Bonus ($)
             (a)                 (b)            (c)                 (d)
     ------------------------- -------- -------------------- -------------------
     Robert Kovach(1)           2001         $ 23,138                $0
     President and COO
     ------------------------- -------- -------------------- -------------------
                                2000         $128,000                $0
     ------------------------- -------- -------------------- -------------------
                                1999         $124,676             $12,000
     ------------------------- -------- -------------------- -------------------
     Jeffrey Myer(2)            2001         $ 47,855                $0
     Vice President, Sales
     and Marketing
     ------------------------- -------- -------------------- -------------------
                                2000         $111,592             $10,000
     ------------------------- -------- -------------------- -------------------
                                1999         $107,945             $ 5,000
     ------------------------- -------- -------------------- -------------------

(1)  Mr. Kovach was terminated in January 2001

(2)  Mr. Myer was terminated in March 2001

How are directors compensated?

     The Company's policy is to pay each director who is not an employee of Cramer or Rotherwood $1,000 for each Board meeting attended and to reimburse his expenses related to the meeting. However, Mr. Crandall declined to accept any fees or reimbursed expenses for Board meetings held in 2001.

              RELATIONSHIPS AND RELATED TRANSACTIONS BETWEEN CRAMER
                   AND DIRECTORS, OFFICERS OR THEIR AFFILIATES

     By virtue of its 51.6% ownership of the Company's common stock, Rotherwood controls the Company and may be deemed a "parent" of the Company.

     Rotherwood is a majority-owned subsidiary of Rotherwood Investments, LLC ("Rotherwood Investments"). By virtue of its control of Rotherwood, Rotherwood Investments also controls the Company and may be deemed a "parent" of the Company.

     James R. Zicarelli, Chairman of Cramer's Board of Directors, served as Cramer's CEO until Mr. Coward was appointed to that position in January 2001. Mr. Zicarelli is President of Rotherwood and owns a 6% ownership interest in Rotherwood. Mr. Zicarelli would be entitled to a portion of any dividends paid by the Company and a portion of the proceeds from any sale or liquidation of the Company after the Going Private Transaction is consummated to the extent of his 6% interest in Rotherwood.

     Gregory Coward was an officer of Rotherwood during his tenure as the Company's President and Chief Executive Officer. He was compensated by Rotherwood and did not receive any compensation from the Company for serving as President and CEO. Mr. Christianson is compensated by an affiliate of Rotherwood and does not receive any compensation from the Company for serving as Interim Chief Financial Officer, Acting President and Chief Executive Officer or Secretary (See "Executive Compensation" for more information regarding compensation arrangements for Mr. Coward and Mr. Christianson).

     Cramer participates with Pacer Corporation, an affiliate of Rotherwood, as a co-borrower in a combined $2,320,000 credit facility with US Bank (formerly Firststar Bank). The credit facility consists of a loan in the maximum amount of $2,000,000 with interest payable monthly at the bank's prime rate and a $320,000 revolving line of credit with interest payable monthly at prime plus 2%. The Company accounts for 100% of the current borrowings under the credit facility. The credit facility has been fully drawn by the Company, and no additional funds are available for borrowing under the credit facility. The credit facility is secured by the general intangibles, inventory, accounts receivable and equipment of the Company and Pacer. The $2,000,000 loan is also secured by a pledge of $2,000,000 in securities by Rotherwood. Rotherwood is required under the terms of its collateral pledge agreement to maintain the value of the collateral at
$2,000,000 and to pledge additional securities if required to meet that obligation. A default by the Company under the loan agreement would constitute a default by Rotherwood under its collateral pledge agreement. The pledge replaces a $2,000,000 letter of credit posted by Rotherwood which formerly secured the $2,000,000 loan. Among the covenants in the loan agreement is a requirement that Pacer and Cramer maintain a $500,000 minimum net worth. Cramer and Pacer are not in compliance with this net worth covenant, and are thus in default under both loans. The $320,000 line of credit has been classified as non-performing. The credit facility expired on January 27, 2002 but has been temporarily extended at periodic intervals, with the latest extension expiring on May 3, 2003. Although the loans have been extended, the bank has not given the Company a standstill agreement and could call and accelerate the loans at any time. The Company does not have sufficient assets to pay off the loans, so any such action by the bank could force the Company to declare bankruptcy, cease operations and liquidate. If the bank were to call the $2,000,000 loan and foreclose upon the collateral posted by Rotherwood, Rotherwood could succeed to the bank's position as the lender, call that loan and proceed against the Company's assets in satisfaction of the loan. The Company does not believe the lender will call the $2,000,000 loan so long as Rotherwood maintains the $2,000,000 securities pledge. The bank has requested that the Company either reduce the principal balance of the $320,000 revolving credit line or provide additional collateral in the form of a guaranty or additional security by May 3, 2003. If the 18 million share purchase by Rotherwood is not consummated for any reason, the Company does not believe it will be able to pay down the loan or provide a guaranty or additional security by that date, and believes the lender may call that loan if the Company does not meet one of those conditions by that date.

     In exchange for Rotherwood's financial accommodations to the Company, without which the Company could not have obtained the $2,000,000 loan and the $2,000,000 loan would probably be called, the Company has agreed to pay Rotherwood a quarterly fee of 2% of the letter of credit/pledge amount. Rotherwood has agreed to accept payment of the fee in common stock at the rate of 800,000 shares per quarter for each quarter during which the pledge remains in effect. The Company is seeking to amend its Articles to increase its authorized common stock to enable the Company to pay this fee in common stock beyond the first quarter of 2002. The Company also seeks to increase its authorized common stock for the purpose of issuing common stock to Rotherwood in the proposed $900,000 investment transaction (see Item III - "Issuance of Common Stock to Rotherwood for Cash and Subsequent `Going Private' Transaction"). It is expected that approximately $775,000 from this investment would be used to reduce the principal balance of the loan(s), with the remaining $125,000 credited to Rotherwood in reimbursement of an advance made by Rotherwood to enable the Company to pay relocation expenses.

     Rotherwood has advised the Company that it does not wish to keep the $2,000,000 securities pledge in place indefinitely. Rotherwood is not contractually obligated to the Company to maintain the securities pledge for any given period of time.

     The loan agreement provides that the bank may declare a default and call and accelerate the loans if there is a material adverse change in the business, properties, financial condition or affairs of Cramer, Pacer or Rotherwood. The bank also has the right to call the loans if the bank in good faith deems itself "insecure." In light of these provisions in the loan agreement (the "MAC/Insecurity Clause") and the Company's financial condition, declining sales and history of losses, the bank could call the loans at any time even if Cramer is current on its debt service obligations and Cramer and Pacer have not violated any other provisions of the loan documents.

     If Rotherwood makes the proposed equity investment in the Company, the Company would become a more than 90% subsidiary of Rotherwood, permitting Rotherwood to effect a short-form merger of the Company into Rotherwood without the approval of the Public Shareholders. The Public Shareholders would receive $0.05 per share in cash in the Merger, subject to proper exercise of their appraisal rights under Kansas law. Following completion of the Merger, Rotherwood intends to take the Company "private" by terminating its status as a reporting company under the Exchange Act (See Item III below, Item 6,
"Management's Discussion and Analysis of Financial Condition and Results of Operations" in our 2001 Annual Report on Form 10-KSB/A incorporated by reference herein, and the Transaction Statement on Form 13E-3 filed jointly by the Company, Rotherwood and Rotherwood Investments (collectively, the "Rotherwood Entities") and Mr. Zicarelli (the Rotherwood Entities and Mr. Zicarelli are collectively referred to as the "Rotherwood Parties") incorporated by reference herein.

     From 1995 through December 31, 2001, Cramer paid fees to Rotherwood for management services, including those provided by Mr. Zicarelli and Mr. Coward. These fees totaled $103,900 (including expense reimbursements) in 2001 and $28,000 in 2000. The Company recorded a total accrual of $69,000 at December 31, 2001 for amounts owed to Rotherwood, including the unpaid portion of management services fees, fourth quarter 2001 letter of credit/pledge fees and amounts related to tax preparation fees paid by Rotherwood. Management believes the amounts paid and accrued for the services provided by Rotherwood were no less favorable than those that would be charged by third parties for comparable services.

     The Company has incurred substantial expenses in connection with its recent relocation to a smaller, more efficient facility. The Company has not had sufficient cash to pay those expenses in full. In November 2002, Rotherwood advanced $125,000 to the Company to enable the Company to pay relocation expenses. Upon consummation of the 18 million share purchase by Rotherwood, the $125,000 advance will be credited against the $900,000 purchase price for the shares.

                             AUDIT COMMITTEE REPORT

     In 2001, the Board of Directors appointed an Audit Committee consisting of two directors. Prior to 2001, the entire Board served as the Audit Committee. The current members of the Audit Committee are James R. Zicarelli and David E. Crandall, who are currently the only members of the Board. For information about the "independence" of Messrs. Zicarelli and Crandall, as defined by NASDAQ Rule 4200(a)(15), see "Election of Directors - What Committees has the Board Established?"

     The primary responsibility of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including our system of internal controls. Our independent auditors are responsible for auditing our financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

     The Board of Directors has adopted a written charter for the Audit Committee which was attached as an Appendix to the 2000 proxy statement.

     In fulfilling its oversight responsibilities, the Audit Committee reviewed our 2001 audited financial statements with management and our independent auditors. The Audit Committee held a meeting on April 8, 2002 with management and the independent auditors to discuss the overall scope of the 2001 audit, the results of their examinations, their evaluations of the Company, our internal controls, and the overall quality of our financial reporting. The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61. This included a discussion of the auditors' judgments regarding the quality, not just the acceptability, of management's accounting principles and the other matters required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee received from the independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1. The Audit Committee also discussed with the independent auditors their independence from management and the Company, including the matters covered by the written disclosures and letter provided by the independent auditors.

     The members of the Audit Committee are not professionally engaged in the practice of accounting and are not experts in the field of accounting or auditing, including auditor independence. Members of the Committee rely without independent verification on the information provided to them and the representations made by management and our independent auditors. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles, or that the Company's auditors are in fact "independent."

     Based on the reviews and discussions referred to above, the Audit Committee recommended that the restated audited financial statements be included in our annual report on Form 10-KSB/A for the year ended December 31, 2001 for filing with the Securities and Exchange Commission ("SEC").

                             By the Audit Committee:

                               James R. Zicarelli
                                David E. Crandall

This Audit Committee report is not deemed "soliciting material" and is not deemed filed with the SEC or subject to Regulation 14A or the liabilities under
Section 18 of the Exchange Act.

                                 SHARE OWNERSHIP

Who owns more than 5% of our shares?

     Except as set forth below, we know of no single person or group that is the beneficial owner of more than 5% of your Company's outstanding stock:


--------------------------------------- --------------------------- ------------
                                         Amount and Nature of        Percent of
 Name and Address of Beneficial Owner    Beneficial Ownership (1)     Class (6)
--------------------------------------- --------------------------- ------------
      Rotherwood Ventures LLC(4)            2,083,212(2)(3)             51.6%
          301 Carlson Parkway
      Minnetonka, Minnesota 55305
--------------------------------------- --------------------------- ------------
      James R. Zicarelli(2)(3)(4)           2,083,212(2)(3)(5)          51.6%
          301 Carlson Parkway
      Minnetonka, Minnesota 55305
--------------------------------------- --------------------------- ------------

(1)  Based solely on disclosures made in Schedule 13D filed with the SEC.

(2) Mr. Zicarelli and the Chairman of Rotherwood have shared voting and investment power over the shares. Mr. Zicarelli may also be deemed to have an indirect beneficial ownership of such shares to the extent of his 6% ownership interest in Rotherwood.

(3) The Company is obligated to pay Rotherwood a fee in exchange for Rotherwood's $2,000,000 letter of credit/securities pledge which supports the Company's $2,000,000 bank loan. The fee is equal to 2% per quarter of the amount of the letter of credit/pledged securities. Rotherwood has elected to accept payment of the fee in shares of common stock at the rate of 800,000 shares per quarter. After the issuance of common stock to Rotherwood for letter of credit/pledge fees earned by Rotherwood in the fourth quarter of 2001 and the year 2002, Rotherwood will own 6,083,212 shares of common stock, or 75.6% of the total outstanding shares. Mr. Zicarelli may be deemed to beneficially own such additional shares for the reasons described in footnote 2 above.

(4) Except as described in footnote 3 above, no Rotherwood Party has acquired any shares of common stock of the Company during the last two years.

(5) Includes the 2,083,212 shares held by Rotherwood. (6) Percentage based on common and common equivalent shares.

How many shares do the directors and officers own?

     This table shows as of December 31, 2001 the number of our shares beneficially owned by the directors and officers of your Company and by the directors and officers as a group. All information regarding beneficial ownership was furnished by the persons listed below.


------------------------------- -------------------------- ---------------------
                                   Amount and Nature of      Percent of Shares
    Name of Beneficial Owner       Beneficial Ownership       Outstanding (4)
------------------------------- -------------------------- ---------------------
  James R. Zicarelli(1)                 2,083,212(2)                51.6%
------------------------------- -------------------------- ---------------------
  David E. Crandall                     125,341(3)                   3.1%
------------------------------- -------------------------- ---------------------
  Nicholas Christianson                      0                         0%
------------------------------- -------------------------- ---------------------
  All officers and directors
  as a group (3 persons)                 2,208,553                  54.7%
------------------------------- -------------------------- ---------------------

(1) Includes the 2,083,212 shares held by Rotherwood. Mr. Zicarelli is President and a 6% owner of Rotherwood. Pursuant to Rule 13d-3 of the SEC, the 2,083,212 shares held by Rotherwood and the additional shares issuable to Rotherwood as described in footnote 3 to the previous table and in Item III below may be attributed to Mr. Zicarelli because of his shared voting and investment power over those shares and his 6% ownership interest in Rotherwood.

(2) Mr. Zicarelli shares voting and investment power over the shares with Rotherwood's Chairman.

(3)  Sole voting and investment power.

(4)  Percentage based on common and common equivalent shares

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Based on its review of Forms 3 and 4 and amendments thereto furnished to the Company under Rule 16a-3(d) of the SEC during the fiscal year ended December 31, 2001, and any Form 5's and amendments thereto furnished with respect to the 2001 fiscal year, we are not aware of any person who, at any time during the 2001 fiscal year, was a director, officer or beneficial owner of more than ten percent of the Company's common stock and who failed to file on a timely basis, as disclosed in those Forms, the reports required by Section 16(a) of the Securities Exchange Act of 1934, with the exception of the Form 3 for Gregory Coward, which was filed late on January 16, 2002 and which confirmed that Mr. Coward did not own any shares of Cramer stock.

                                     ITEM II

                       APPOINTMENT OF INDEPENDENT AUDITORS

     The Audit Committee has appointed the firm of Stirtz Bernards Boyden Surdel & Larter, PA, Minneapolis, Minnesota ("SBBSL") as independent auditors of the Company for the fiscal year ended December 31, 2002.

     Our financial statements for the fiscal year ended December 31, 2001 were audited by SBBSL. Our financial statements for the fiscal year ended December 31, 2000 were audited by Deloitte & Touche LLP ("D&T"). On August 14, October 22 and December 26, 2002, we filed Amendments 1, 2 and 3, respectively, to our annual report on Form 10-KSB/A for the fiscal year ended December 31, 2001, which included a re-issuance of D&T's report dated May 4, 2001 on our 2000 financial statements, together with SBBSL's report dated March 6, 2002 on our 2001 financial statements. On January 24, 2003 we filed Amendment 4 to our annual report on Form 10-KSB/A for the fiscal year ended December 31, 2001, which included D&T's report dated May 4, 2001 on our 2000 financial statements, together with SBBSL's revised report dated November 25, 2003 on our restated 2001 financial statements.

     D&T's report on our 2000 financial statements included an unqualified opinion with an explanatory paragraph that stated that our recurring losses from operations, cash flow difficulties, negative working capital, stockholders' capital deficiency and lack of compliance with debt covenants raised substantial doubt about our ability to continue as a going concern. SBBSL issued a similar "going concern" opinion (including its revised November 25, 2003 opinion) on our 2001 financial statements.

     During the two fiscal years ended December 31, 2000, and the subsequent interim period preceding the end of D&T's engagement, there were no disagreements between D&T and the Company, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to D&T's satisfaction, would have caused D&T to make reference to the subject matter of the disagreement(s) in connection with its reports, nor were there any reportable events as contemplated under Item 304(a)(1)(iv)(B) of Regulation S-B.

     We did not consult with SBBSL, prior to its engagement, regarding the application of accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might be rendered on our financial statements, and no written or oral advice was provided by SBBSL on any such issue prior to its engagement that was a factor considered by us in reaching a decision on any accounting, auditing or financial reporting issue. We informed SBBSL prior to its engagement that D&T had issued a "going concern" opinion on our 2000 financial statements, but did not consult with or obtain the views of SBBSL prior to its engagement regarding the events or conditions forming the basis of D&T's "going concern" opinion.

     We authorized D&T to respond fully to any inquiries of SBBSL concerning any issue related to our accounting principles or practices or financial reporting, or our financial statements or D&T's audit thereof or audit opinion thereon.

     Representatives of SBBSL are expected to be present at the annual meeting and are expected to be available to respond to appropriate questions about their services.

Audit Fees

     The Company paid D&T $49,350 in fees for professional services rendered for the audit of our annual financial statements for the year ended December 31, 2000 and their review of the 2000 quarterly financial statements and the first and second quarter 2001 financial statements included in our Form 10-QSB reports for those quarters filed with the SEC. No fees were paid to SBBSL in 2001 for professional services rendered for the audit of our original annual financial statements for the year ended December 31, 2001 or their review of the third quarter 2001 financial statements included in our Form 10-QSB report for that quarter filed with the SEC. The Company accrued $22,289 for SBBSL's services in 2001.

                                    ITEM III

                            AMENDMENT TO ARTICLE 4 OF
                          THE ARTICLES OF INCORPORATION

Why is the Company seeking to amend its Articles of Incorporation?

     The Board of Directors (Mr. Zicarelli abstaining) has unanimously approved an amendment to the Company's Articles of Incorporation and recommends that the shareholders approve the amendment by voting in favor of Proposal III. This Proposal would amend the Company's Articles of Incorporation by deleting the current Article 4 and replacing it with a new Article 4 which would increase the authorized capital stock from 8,200,000 shares to 74,200,000 shares, consisting entirely of 74,200,000 shares of no par value common stock.

     Authorization of the additional common stock will permit the Company to issue 4,000,000 shares of common stock to Rotherwood as compensation for the letter of credit/securities pledge described in "Issuance of Common Stock to Rotherwood as Compensation for Rotherwood Guarantee" below, and to sell 18 million shares of common stock to Rotherwood as described in "Issuance of Common Stock to Rotherwood for Cash and Subsequent `Going Private' Transaction" below. Because the proposed Articles amendment is the first step in the Going Private Transaction, approval of the Articles amendment will constitute approval of the Going Private Transaction.

     Because Rotherwood controls 51.6% of the Company's common stock, approval of the Articles amendment, and thus approval of the Going Private Transaction, are assured.

The Board will have the power to issue common shares without shareholder approval.

     When Proposal III is adopted, the Board of Directors will have the power, without shareholder approval, to issue common stock from time to time (including the issuance of common stock to Rotherwood as described in this proxy statement and accompanying Schedule 13E-3) in accordance with such terms as the Board deems advisable, except in a transaction for which the Kansas Corporation Code requires approval of the shareholders of the Company, such as a merger (other than the short-form Merger) or any consolidation or sale of all or substantially all of the assets of the Company prior to consummation of the Going Private Transaction.

Issuance of Common Stock as Compensation for Rotherwood Guarantee

     In exchange for Rotherwood's $2,000,000 letter of credit/securities pledge as collateral for the Company's $2,000,000 loan, without which the lender would not have made the $2,000,000 loan and would probably call the loan, the Company has agreed to pay Rotherwood a fee equal to 2% per quarter of the amount of the letter of credit/securities pledge (see "Relationships and Related Transactions Between Cramer and Directors, Officers or Their Affiliates" above). If the fee were paid in cash, it would equal $40,000 per quarter. The Company is not generating sufficient cash flow to pay the fee in cash. Rotherwood has agreed to accept payment in shares of common stock at the rate of 800,000 shares per quarter for each quarter during which the pledge remains in effect. Rotherwood's agreement to accept common stock in payment of the fee was based on an assumed exchange value of $0.05 per share. The Company has sufficient authorized common stock to pay the letter of credit/pledge fee for the fourth quarter of 2001 and the first quarter of 2002 (an aggregate of 1,600,000 shares), but does not have sufficient authorized common stock to pay the fee in common stock for any additional quarters or to issue common stock to Rotherwood in exchange for its proposed equity investment (see "Issuance of Common Stock to Rotherwood for Cash and Subsequent `Going Private' Transaction," below) without amending the Articles to increase the Company's authorized common stock in accordance with Proposal III. The Company originally accrued guaranty fees of $40,000 for the fourth quarter of 2001 and each of the first and second quarters of 2002 based upon the $0.05 per share exchange value. The independent appraisal obtained by the Company and summarized below determined that the fair market value of the Company's common stock was $0.01 per share. The Company and Rotherwood determined that the $0.05 per share exchange value would be less dilutive to the Public Shareholders, because it would result in fewer shares being issued to Rotherwood (800,000 shares per quarter) than if the shares were determined at an exchange value of $0.01 (4,000,000 shares per quarter). The $0.05 per share exchange value was also consistent with the price being paid by Rotherwood for 18 million new shares of the Company, and the price being paid to the Public Shareholders in the Merger. The Company has since determined that the guarantee fee should have been recorded on the basis of the fair market value of the consideration being paid to Rotherwood in the form of common stock ($8,000 per quarter, or 800,000 shares times $0.01 per share) rather than on the basis of the exchange rate agreed to by Rotherwood ($40,000 per quarter, or 800,000 shares times $0.05 per share). The effect of this accounting change was to decrease accrued expense and decrease net loss by $32,000 for the fourth quarter of 2001 and to decrease expenses and increase net income by $32,000 in each of the first two quarters of 2002. The Company has filed Amendment 4 to its 2001 Form 10-KSB/A and Amendment 2 to its first and second quarter 2002 Form 10-QSB's, incorporated by reference herein, and restated the 2001 financial statements contained in the Form 10-KSB/A and first and second quarter 2002 financial statements contained in the Form 10-QSBs for those quarters, to reflect this change in accounting treatment. The Company plans in the future to issue 4,000,000 shares of common stock to Rotherwood for the fourth quarter 2001 and year 2002 letter of credit/pledge fees, as well as 800,000 shares of common stock for each subsequent quarter during which the pledge remains in effect prior to consummation of the Going Private Transaction.

     Rotherwood currently owns 2,083,212 shares of common stock of the Company, or 51.6% of the outstanding common stock.

     The following table shows Rotherwood's percentage ownership of the Company's common stock assuming issuance of 800,000 shares of common stock per quarter in payment of the quarterly letter of credit/pledge fee and assuming no additional common stock is acquired by Rotherwood or any other party.


     --------------------------- ---------------------- ------------------------
                 Quarter              No. of Shares           Percentage
     --------------------------- ---------------------- ------------------------
     2001
     --------------------------- ---------------------- ------------------------
          Fourth Quarter                2,883,212                59.6%
     --------------------------- ---------------------- ------------------------
     2002
     --------------------------- ---------------------- ------------------------
          First Quarter                 3,683,212                65.3%
     --------------------------- ---------------------- ------------------------
          Second Quarter                4,483,212                69.6%
     --------------------------- ---------------------- ------------------------
          Third Quarter                 5,283,212                73.0%
     --------------------------- ---------------------- ------------------------
          Fourth Quarter                6,083,212                75.6%
     --------------------------- ---------------------- ------------------------

     Mr. Zicarelli may be deemed to beneficially own such shares by virtue of his shared voting and investment power over the shares and his 6% ownership interest in Rotherwood.

Issuance of Common Stock to Rotherwood for Cash and Subsequent "Going Private" Transaction

Introduction

     When Proposal III is approved, the Company intends to issue 18 million shares of common stock to Rotherwood at a price of $0.05 per share and an aggregate price of $900,000. Of this amount, $775,000 will be paid in cash, and the remaining $125,000 will be credited to Rotherwood in repayment of an advance made by Rotherwood to the Company to cover relocation expenses. The Company intends to use the $775,000 cash proceeds to reduce the principal balance of the bank loan(s).

     The Company's lender has requested that the Company either reduce the principle balance of the $320,000 revolving line of credit or provide additional collateral in the form of a guaranty or additional security by May 3, 2003. The Company does not have the funds to pay down the line of credit or the additional assets to pledge as security, and neither Rotherwood nor its principals have expressed a willingness to assume an additional guaranty obligation on behalf of the Company. The bank could exercise its right to call the $2,000,000 loan and/or $320,000 line of credit at any time pursuant to the MAC/Insecurity Clause in the loan agreement. The Company intends to use the $775,000 cash proceeds from Rotherwood's proposed investment in the Company to reduce the principal balance of the loan(s). This will enable the Company to reduce its interest expense and thus improve the operating results and cash flow of the Company. The Company does not believe it will have the funds to reduce the principal balance of or further secure the line of credit by May 3, 2003 unless the 18 million share stock purchase transaction with Rotherwood is consummated. If Rotherwood does not make the proposed equity investment and the Company does not reduce the principle balance of the $320,000 credit line or provide the requested guaranty or additional security by May 3, 2003, the Company believes the bank may call that loan after that date. The Company does not believe the bank will call the $2,000,000 loan so long as Rotherwood maintains its $2,000,000 securities pledge as collateral for that loan. However, Rotherwood has advised the Company that it does not wish to maintain that pledge indefinitely and is not contractually obligated to the Company to maintain the pledge. If Rotherwood terminates the securities pledge, the Company believes the bank would call the $2,000,000 loan as well. If either the $320,000 credit line or $2,000,000 loan is called by the lender, the uncertainty regarding the Company's ability to continue as a going concern described in "Purposes, Alternatives, Reasons and Effects" below will worsen. However, there can be no assurance the Company will remain viable as a going concern or that the bank will not call the loans even if the Rotherwood investment is consummated.

     Upon issuance of 4,000,000 shares of common stock to Rotherwood as letter of credit/pledge fees for the fourth quarter of 2001 and the year 2002 (See "Issuance of Common Stock as Compensation for Rotherwood Guarantee," above), consummation of the $900,000 equity investment by Rotherwood will result in Rotherwood owning 24,083,212 shares of the Company's common stock, or 92.5% of the outstanding common stock of the Company. The Kansas Corporation Code provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent can effect a "short-form" merger of the subsidiary into the parent without a shareholder vote. Accordingly, upon consummation of the investment transaction, Rotherwood intends to effect a short-form cash-out merger of the Company into Rotherwood (the "Merger") without the consent of, or any action by, the Board of Directors or Public Shareholders. Notice of the Merger will be delivered to each shareholder prior to consummation of the Merger.

     As a result of the Merger, each share of the Company's common stock owned by the Public Shareholders will be cancelled and automatically converted into the right to receive $0.05 per share in cash, or an aggregate cash merger consideration of approximately $98,000.

     Completion of the Merger will entitle the Company to terminate its registration and status as a reporting company under the Exchange Act. For this reason, the Merger is subject to the "going private" provisions of Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction, background of the persons involved in the transaction and purpose of the transaction be filed with the SEC and disclosed to shareholders prior to the consummation of the "going private" transaction. The Company and the Rotherwood Parties have filed a joint Schedule 13E-3 with the SEC in connection with the Going Private Transaction, which has been mailed to shareholders with this proxy statement and is incorporated by reference herein.

     Except as described in this proxy statement and the Schedule 13E-3, neither the Company nor the Rotherwood Parties have any present plans or proposals that would relate to or would result in (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or Rotherwood, (ii) a sale or transfer of a material amount of assets of the Company, (iii) any change in the present Board of Directors or management of the Company, (iv) any material change in the present capitalization or dividend policy of the Company, (v) any other material change in the Company's corporate structure or business, or (vii) causing a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act.

Terms of the Transaction.

     Following the amendment to the Company's Articles of Incorporation, Rotherwood intends to purchase 18 million shares of newly authorized common stock at a purchase price of $0.05 per share and an aggregate purchase price of $900,000. Rotherwood would then cause a "short-form" Merger to occur in which each outstanding share of the Company's common stock owned by the Public Shareholders would be converted into the right to receive a cash payment of $0.05 per share, subject to statutory appraisal rights. Upon completion of the Merger, Rotherwood would own 100% of the Company's common stock and would cause the Company to terminate its registration and status as a reporting company under the Exchange Act.

Reasons for the Transaction.

     See "Purposes, Alternatives, Reasons and Effects" below.

Vote Required.

     The Articles Amendment requires the approval of a majority of the outstanding shares of common stock of the Company. Because Rotherwood controls 51.6% of the Company's outstanding common stock, approval of the Articles amendment is assured. The Articles amendment does not require the separate approval of the Public Shareholders, voting as a class, under Kansas law, and the Company does not intend to submit the Articles amendment to a class vote of the Public Shareholders. In addition, no vote of the Public Shareholders or Board of Directors will be required to approve the Merger.

Rotherwood's Commitment to Proceed

     Rotherwood intends to purchase the 18 million shares and to consummate the Merger, but is not contractually obligated to do so and reserves the right not to purchase the shares or consummate the Merger. Rotherwood also reserves the right to purchase the 18 million shares and not consummate the Merger. Rotherwood has advised the Company that it would elect not to purchase the shares or consummate the Merger only if there was a further material adverse change in the Company's business or financial condition or a further adverse and unforeseen change in the Company's industry or general economic conditions. Because Rotherwood's failure to purchase the 18 million shares would deepen the Company's liquidity crisis and could induce the bank to call the $320,000 line of credit, which could adversely affect the credit status of Rotherwood and potentially cause Rotherwood to write off its interest in the Company, and because a failure to consummate the Merger would mean that the Company would continue to be a reporting company at substantial expense and with little perceived benefit to Rotherwood, the Company believes it is highly unlikely that Rotherwood will not purchase the shares or consummate the Merger.

Material Differences in Rights of Security Holders.

     If the Merger is consummated, Public Shareholders would have no right to participate in the future prospects of the Company. Public Shareholders would receive $0.05 per share in cash, unless they properly exercise appraisal rights, in which case they would receive the consideration determined by a court in accordance with Kansas law.

Federal Income Tax Consequences.

     The following is a general summary of the material U.S. federal income tax consequences if the Merger is consummated to beneficial owners of shares of common stock. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable treasury regulations thereunder, judicial decisions and current administrative rulings as in effect on the date of this proxy statement. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular taxpayers in light of their personal circumstances or to taxpayers subject to special treatment under the Code (for example, life insurance companies, foreign corporations, foreign partnerships, foreign estates or trusts, or individuals who are not citizens or residents of the United States and beneficial owners whose shares of common stock were acquired pursuant to the exercise of warrants, employee stock options or otherwise as compensation) and does not address any aspect of state, local, foreign or other taxation.

     A shareholder whose shares of common stock are converted, pursuant to a short-form merger, into a right to receive cash will recognize gain or loss equal to the difference between (i) the amount of cash that such shareholder receives in the short-form merger and (ii) such shareholder's adjusted tax basis in such shares of common stock. Such gain or loss will be capital gain or loss, and generally will be long-term capital gain or loss if at the closing or effective date of the short-form merger the shareholder's holding period for the shares of common stock is more than one year. Holders of shares of common stock could be subject to back-up withholding. Backup withholding in not an additional tax, but rather may be credited against the taxpayer's tax liability for the year.

     In general, cash received by shareholders who exercise statutory appraisal rights will result in the recognition of gain or loss to the dissenting shareholder. Any such dissenting shareholder should consult with his or her tax advisor for a full understanding of the tax consequences of the receipt of cash upon exercise of appraisal rights pursuant to the Merger.

     Neither Rotherwood nor the Company expects to recognize any gain, loss or income by reason of the Merger.

     Each beneficial owner of shares is urged to consult such beneficial owner's tax advisor as to the specific tax consequences to such beneficial owner of the Merger, including the application of state, local, foreign and other tax laws.

Appraisal Rights.

     Under Kansas law, the intended short-form merger of the Company into Rotherwood would entitle record holders of the Company's common stock who follow the procedures described in Kansas Corporation Code Section 17-6712 to have their shares appraised by an appraiser or appraisers appointed by a district court in the State of Kansas and to receive payment of the fair value of such shares together with a fair rate of interest, if any, as determined by such court. The following is a summary of certain of the provisions of Section 17-6712 of the Kansas Corporation Code and is qualified in its entirety by reference to the full text of Section 17-6712, a copy of which is attached as Exhibit A to this proxy statement.

     Notice of the effective date of the Merger (the "Effective Date") and the availability of appraisal rights under Section 17-6712 (the "Merger Notice") will be mailed to record holders of the shares within 10 days after the Effective Date and should be reviewed by each shareholder. Any shareholder receiving a Merger Notice shall have the right, within 20 days after the date of mailing of the Merger Notice, to demand in writing from the Company payment of the value of such shareholder's shares. The Company shall pay to the shareholder, within 30 days after the expiration of such 20-day period, the value of the shareholder's shares on the Effective Date, exclusive of any element of value arising from the expectation or accomplishment of the Merger. If during such 30 day period, the Company and such shareholder fail to agree upon the value of such shares, the shareholder or the Company may demand a determination of the value of the shares of all such shareholders by an appraiser or appraisers to be appointed by the district court, by filing a petition with the court within four months. Failure to follow the foregoing procedures may foreclose a shareholder's right to appraisal.

     The Company is not under any obligation, and has no present intention, to file a petition for the appraisal of the Public Shareholders' shares. Accordingly, it is the obligation of the Public Shareholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in
Section 17-6712. If a shareholder files a petition, a copy of such petition must be served on the Company.

     Upon service of a copy of the petition upon the Company, the Company shall within 10 days file with the clerk of such court a duly verified list containing the names and addresses of all shareholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the Company. The clerk of the court will give notice of the time and place fixed for a hearing of such petition by registered or certified mail to the Company and to the shareholders shown upon the list at the addresses therein stated and notice shall also be given by publishing a notice at least once, at least one week before the day of the hearing, in a newspaper of general circulation in the county in which the court is located and such other places as the court determines.

     After a hearing on such petition, the court will determine the shareholders entitled to valuation and payment for their shares and shall appoint an appraiser or appraisers to determine such value. At the time of appointing the appraiser or appraisers, the court will require the shareholders who hold certificated shares and who demanded payment for their shares to submit their certificates to the clerk of the court, to be held pending the appraisal proceedings. Failure to a shareholder to submit his or her certificate(s) may cause the court to dismiss the proceedings as to such shareholder. Shareholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 17-6712 could be more than, the same as or less than the amount per share that they would otherwise receive if they did not seek appraisal of their shares. The costs of the action may be determined by the court and taxed upon the parties as the court deems equitable, except that the costs of delivering and publishing notice of the hearing will be paid by the Company.

     Any shareholder who has duly demanded payment for his or her shares in compliance with Section 17-6712 will not, after the Effective Date, be entitled to vote the shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions, if any, payable to holders of record of shares as of a date prior to the Effective Date).

     For federal income tax purposes, shareholders who receive cash for their shares upon exercise of their statutory appraisal rights will realize taxable gain or loss. See "Federal Income Tax Consequences" above.

     The foregoing discussion is a summary of the material provisions of Section 17-6712 of the Kansas Corporation Code. This summary does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise their appraisal rights and is qualified in its entirety by reference to
Section 17-6712 of the Kansas Corporation Code, the full text of which is attached hereto as Exhibit A. SHAREHOLDERS ARE URGED TO READ EXHIBIT A IN ITS ENTIRETY SINCE FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

Past Contracts, Transactions, Negotiations and Agreements

     By  virtue  of its  51.6%  ownership  of the  Company's  common  stock  and
Rotherwood  Investments'  control  of  Rotherwood,   Rotherwood  and  Rotherwood
Investments control the Company and are thus affiliates of the Company.

     By virtue of his shared voting and investment power over Rotherwood's shares in the Company, his status as President of Rotherwood and his 6% ownership interest in Rotherwood, Mr. Zicarelli may also be deemed to control the Company, and is an affiliate of the Company by virtue of those relationships and his service as one of the Company's two Board members. Mr. Zicarelli abstained from voting on Proposal III and the Rotherwood stock purchase in light of his affiliation with Rotherwood.

     Mr. Zicarelli served as the Company's CEO until Gregory Coward was appointed to that position in January 2001.

     Nicholas Christianson, the Company's Acting President and Chief Executive Officer, Interim Chief Financial Officer and Acting Secretary, is compensated by an affiliate of Rotherwood and does not receive any compensation from the Company for serving in those capacities. He receives a salary of $100,000. Rotherwood has charged $64,800 for Mr. Christianson's services from April 1, 2002 through December 31, 2002.

     From 1995 through December 31, 2001, the Company paid fees to Rotherwood or a related company for management services, including those provided by Mr. Zicarelli and Mr. Coward. The cost to the Company for these services was approximately $91,500 in 2001 and $28,000 in 2000. In addition, the Company incurred an expense of $8,000 in 2001 for a letter of credit fee to Rotherwood described below. At December 31, 2001, the Company owed Rotherwood $69,000 for these expenses along with other expenses incurred by Rotherwood for the benefit of the Company.

     The Company participates with Pacer Corporation, an affiliate of Rotherwood, in a combined credit facility of $2,320,000 (consisting of a $320,000 revolving line of credit and a $2,000,000 loan) which is secured by substantially all of the assets of the Company and Pacer. The $2,000,000 loan is also secured by Rotherwood's pledge of $2,000,000 in securities as collateral for the loan. Cramer and Pacer are jointly liable for principal and interest under the loans, and each company may obtain advances under the loans. However, because all existing advances under the loans have been made to Cramer, Cramer is currently making all interest payments under the loans. The loans are fully drawn, and thus neither company may obtain any further advances under the loans unless and until the principal amounts are reduced. The loans matured on January 27, 2002 and have been temporarily extended at periodic intervals, with the latest extension expiring on May 3, 2003. Cramer and Pacer are not in compliance with the $500,000 financial net worth covenant under the loans, and the $320,000 credit line has been classified as non-performing. The lender has requested that the Company either reduce the principal balance of the $320,000 credit line or provide additional collateral in the form of a guaranty or additional security by May 3, 2003. The Company believes the lender may call the $320,000 credit line if the Company does not substantially reduce the principal balance or provide such guaranty or additional security by that date. The Company does not believe the lender will call the $2,000,000 loan so long as Rotherwood maintains its securities pledge as collateral for that loan; however, Rotherwood is not contractually obligated to the Company to maintain the securities pledge and has advised the Company that it does not wish to continue the securities pledge indefinitely. Neither Rotherwood nor its principals have indicated a willingness to guaranty or further secure the $320,000 line of credit and the Company does not believe it will have the funds to reduce the principal balance of the line of credit unless the 18 million share purchase by Rotherwood is consummated. The bank may call either or both loans at any time by exercising its rights under the MAC/Insecurity Clause. The Company does not have sufficient assets to pay off the loans, so any acceleration of either or both loans by the bank could force the Company to declare bankruptcy, cease operations and liquidate. If the bank were to call the $2,000,000 loan and foreclose upon the collateral posted by Rotherwood, Rotherwood could succeed to the bank's position as the lender on that loan, call the loan and proceed against the Company's assets in satisfaction of the loan. Rotherwood has no personal liability under the $2,000,000 loan in excess of the value of its pledged collateral.

     In the fourth quarter of 2001, the Company made an "Odd-Lot" Tender Offer, in which the Company offered to purchase the shares held by shareholders owning fewer than 100 shares. The Company undertook this offer for two reasons. First, since there has been no trading in the Company's common stock, "odd lot" shareholders have not had a way to trade their shares. Second, the Company sought to reduce its expenses of reporting to odd-lot shareholders, which represented 35% of all shareholders. The Company offered to pay $0.015 per share in cash to each "odd lot" shareholder. In recognition for this low value, the Company also agreed to send a Company product to every shareholder that accepted the offer. Forty eight "odd lot" shareholders holding an aggregate 1,889 shares accepted the offer and tendered their shares to the Company for an aggregate purchase price of $28.34 plus products valued at $2,400.

Purposes, Alternatives, Reasons and Effects.

Benefits and Detriments to Going Private Transaction

     The following table summarizes the benefits and detriments to Cramer, Rotherwood and the Public Shareholders from the Going Private Transaction.

----------------------------------------------------------------------------------------------------------------------
                                                       CRAMER
----------------------------------------------------------------------------------------------------------------------
                         Benefits                                                   Detriments
------------------------------------------------------------ ---------------------------------------------------------
   o   Additional $900,000 in equity                            o  The $900,000 investment by Rotherwood may not
   o   Reduce the principal balance of the bank loan(s),           be sufficient to support the turnaround plan
       which will reduce interest expense and hopefully
       induce the bank not to call the loans
   o   Repay a $125,000 relocation expense advance by
       issuing common stock to Rotherwood
   o   Cramer will no longer bear the cost of being a
       reporting company under the Exchange Act,
       estimated to be approximately $100,000 per year
   o   Management will be able to devote their full time
       and attention to the turnaround plan and the
       Company's operations and will be freed from the
       time required to comply with the Company's
       reporting obligations under the Exchange Act
----------------------------------------------------------------------------------------------------------------------
                                                       ROTHERWOOD
----------------------------------------------------------------------------------------------------------------------
                         Benefits                                                   Detriments
------------------------------------------------------------ ---------------------------------------------------------
   o   Rotherwood will no longer be required to support         o   Rotherwood will be required to invest $900,000
       the expense of the Company's status as a                     in new funds (including the $125,000 expense
       reporting company under the Exchange Act                     advance) in a financially troubled company whose
   o   Rotherwood and Mr. Zicarelli will have no further            continued viability as a going concern is
       fiduciary responsibility to the Public Shareholders          uncertain
   o   Rotherwood and Mr. Zicarelli will have no further        o   Rotherwood will be required to pay approximately
       liability to Public Shareholders under the federal           $98,000 to the Public Shareholders in the Merger
       securities laws, other than any liability in             o   The $900,000 investment may not be sufficient to
       connection with this transaction                             to support a turnaround of the Company, and
   o   Rotherwood will receive the full benefit from any            Rotherwood may have to continue advancing funds
       improvement in the Company's business and financial          to or investing in the Company to enable it to
       condition                                                    survive.
   o   100% of all net income and cash flow of the              o   Rotherwood will bear all risk of any continuing
       Company would flow through to Rotherwood                     declines in the Company's business and financial
   o   Rotherwood may be able to reduce its securities              condition and may be required to write off its
       pledge to the lender to the extent the principal             investment in the Company if the Company's business
       balance of the $2,000,000 loan is reduced with               doesn't improve
       proceeds invested by Rotherwood                          o   Any write-off of Rotherwood's investment in
   o   Rotherwood would receive the full benefit of any             the Compnay, and any continuing losses of the
       future appreciation in value of the Company                  Company that would be booked on Rotherwood's income
   o   Public Shareholders will receive immediate                   statement as a pass-through entity, would adversely
       liquidity in the form of $0.05 per share in                  affect Rotherwood's financial statements
       which there has been no trading market                   o   Public Shareholders will have statutory appraisal
   o   Public Shareholders will not be exposed to the               rights in connection with the Marger, which may
       risk of any further declines in the Company's                increase the amount of Merger consideration payable
       business or financial condition                              by Rotherwood and require that Rotherwood bear the
   o   Public Shareholders will no longer be minority               expenses connected with the appraisal process
       shareholders in a corporation controlled by              o   The Merger consideration or cash payable on
       Rotherwood                                                   exercise of statutory appraisal rights will
   o   Public Shareholders will no longer bear the                  constitute taxable income to Public Shareholders
       risk of the bank calling the loans, which                    whose adjusted tax basis in their shares is less
       would result in the Company ceasing operations               than that amount, and will constitute a loss to
       and declaring bankruptcy                                     Public Shareholders whose adjusted tax basis in
   o   The $0.05 per share Merger consideration is                  their shares is greater than that amount
       substantially greater than the appraised value           o   Public Shareholders will receive no benefit from
       of the shares                                                any future improvement in the Company's business
   o   Public Shareholders will have appraisal rights               or financial condition
       under Kansas law                                         o   Public Shareholders will have no interest in any
                                                                    future appreciation in value of the Company
                                                                o   Public Shareholders must comply with the procedural
                                                                    requirements of Kansas law to exercise their
                                                                    appraisal rights



Purposes

     The purposes of the Going Private Transaction are:

     o To enable Rotherwood to acquire all of the outstanding equity interest in the Company as part of Rotherwood's overall reorganization plan for the Company

     o To provide the Company with much needed equity capital, which will enable the company to reduce the principal balance of the bank credit facility

     o To provide immediate liquidity to the Public Shareholders, who have not been able to sell or realize any value for their shares

     o To relieve the Company and its management from the expense and burden of being a reporting company under the Exchange Act

Reasons

     As described in Amendment 4 to the Company's Annual Report on Form 10-KSB/A for the year ended December 31, 2001 filed by the Company with the SEC and incorporated by reference herein, the Company is facing a number of serious challenges. The Company's net sales in 2001 were $2,650,000, or 20% less than 2000 net sales, and the Company's industry has been adversely affected by the recent recession and declines in capital spending. The Company reported a loss in 2001 of $1,170,000 , which was in addition to losses aggregating $1,309,000 during 2000 and 1999. Although management's restructuring efforts and the change in accounting treatment of the Rotherwood guaranty fee have contributed to net income of $87,000 in the first three quarters of 2002, the Company remains in a liquidity crisis. As of September 30, 2002, the Company had a working capital deficit (which means the Company's current liabilities exceed its current assets) of ($1,884,000), and a negative net worth of ($1,610,000). The Company has no borrowing capacity under the bank credit facility and insufficient cash flow to finance operations over the next 12 months. The Company's bank credit facility expired on January 27, 2002 and has been temporarily extended to May 3, 2003. However, the bank has requested that the Company either reduce the principal balance of the $320,000 credit line or provide a guaranty or additional security by that date (see "Issuance of Common Stock as Compensation for Rotherwood Guarantee," above). The Company is not in compliance with the financial net worth covenant in the credit agreement and the $320,000 credit line has been classified as non-conforming. The bank has the right to call either or both loans at any time by exercising its rights under the MAC/Insecurity Clause. SBBSL issued a revised "going concern" opinion on our restated 2001 financial statements, indicating substantial doubt about the Company's ability to continue as a going concern.

     Although the Company does not believe the bank would call the $2,000,000 loan so long as Rotherwood's $2,000,000 securities pledge remains in place, Rotherwood has advised the Company it does not wish to keep the pledge in place indefinitely and is not contractually obligated to the Company to maintain the securities pledge. If Rotherwood were to terminate the securities pledge, the Company believes the bank would call the $2,000,000 loan.

     Neither Rotherwood nor its principals have expressed a willingness to guaranty or provide additional security for the $320,000 line of credit, which could be called by the bank if the principal balance of the credit line is not substantially reduced or such guaranty or additional security provided by May 3, 2003.

     The Company does not have sufficient liquid assets to pay off the $320,000 credit line or sufficient assets to pay off the $2,000,000 loan if either loan is called or not extended further. Accordingly, if either loan is called, the Company would probably have to declare bankruptcy, cease operations and liquidate.

     The Company does not believe it is reasonable to expect Rotherwood to continue supporting the $2,000,000 loan, invest more equity into the Company and assume the risk of any continuing declines in the Company's business or financial condition if Rotherwood owns less than 100% of the Company's common stock.

     As a public company, Cramer is required to prepare and file periodic reports, proxy statements and other information with the SEC under the Exchange Act. For a company of Cramer's small size, history of losses, liquidity crisis and limited resources, the cost of compliance with the Company's Exchange Act obligations, both in expenses and management time, is prohibitive.

     There has been no market for the Company's common stock for many years, and Public Shareholders have had no liquidity in their shares.

     The Company is not believed to be a legitimate candidate for outside investment or a sale that would provide comparable or greater value to the Public Shareholders than the Going Private Transaction, due to its high secured leverage, control by Rotherwood, lack of trading market and current financial condition and results of operations, and the current adverse conditions in its industry.

     The Company has implemented many of the components of management's turnaround plan, including a series of product line and marketing changes and relocating to a smaller, more efficient facility. Although the Company has begun to see some operating improvements as a result of these efforts, there can be no assurance these changes will result in any meaningful improvement in the Company's business or profitability and thus no assurance the Company will remain viable, especially if the Company is not able to significantly reduce its interest expense. The Company may have to make a significant investment in the manufacturing facility in Kansas City, Kansas from which it has relocated in order to sell or lease it.

     Although the Board considered several alternatives to the Going Private Transaction, the Company did not take any steps to obtain alternative financing for the reasons discussed in "Alternatives," below.

Interest of Rotherwood and Affiliates in Net Book Value and Net Earnings

     The following table describes the interest of Rotherwood and Mr. Zicarelli in the restated net book value and net earnings of the Company as of December 31, 2001, in dollar amounts and percentages, and as adjusted to take into account the Going Private Transaction (dollars in thousands).

                             -----------------------------------------------------------------------------------------
                                                                December 31, 2001
                             -----------------------------------------------------------------------------------------
                                               Actual                                   As Adjusted(1)
                             -------------------------------------------- --------------------------------------------
                                Net Book Value          Net Earnings         Net Book Value          Net Earnings
                             ---------------------- --------------------- ---------------------- ---------------------
                                 $          %           $          %          $          %           $          %
---------------------------- ---------- ----------- ---------- ---------- ---------- ----------- ---------- ----------
Rotherwood(2)                  (874)      51.6%       (604)      51.6%     (1,694)      100%      (1,170)     100%
---------------------------- ---------- ----------- ---------- ---------- ---------- ----------- ---------- ----------
James R. Zicarelli(3)          (53)        3.1%       (36)       3.1%       (102)        6%        (70)        6%
---------------------------- ---------- ----------- ---------- ---------- ---------- ----------- ---------- ----------


(1) Taking into account the issuance of 4 million shares to Rotherwood as letter of credit/pledge fees, Rotherwood's purchase of 18 million shares of common stock for $900,000, cancellation of the Public Shareholders' shares, and payment of the Merger consideration to the Public Shareholders in the aggregate amount of $98,000

(2)  Rotherwood's   interest  in  these  items  is  attributable  to  Rotherwood
     Investments as Rotherwood's parent

(3) Mr. Zicarelli owns a 6% interest in Rotherwood, which results in a deemed 3.1% interest in the net book value and net earnings of the Company prior to consummation of the Going Private Transaction.

Factors Considered

     In determining whether to complete the Going Private Transaction, the Rotherwood Parties and the Company considered several factors, including the historical financial performance and historical losses of the Company and the potential benefits to the Company's business if the Company were to cease being a public reporting company. The Rotherwood Parties and the Company also considered:

     o the elimination of additional burdens on management associated with public reporting and other tasks resulting from the Company's public company status

     o the Company's small size in terms of revenues, employees and number of managers

     o the expense associated with being a public company (for example, as a privately-held entity, the Company would no longer be required to prepare, file, print and distribute quarterly, annual or other periodic reports and proxy statements)

     o the past and current absence of any trading market or liquidity for the Company's common stock

     o the greater flexibility that the Company's management would have to focus on long-term business goals as a non-reporting company

     o the availability of the Company's net operating loss carry forwards in the event that the Company were to become profitable

     o recent public capital market trends affecting micro-cap companies, including lack of interest by institutional investors in companies with a limited public float and no trading.

Alternatives

     The Rotherwood Parties and the Company believe the Going Private Transaction represents a cost effective way for Rotherwood to acquire the outstanding public minority equity interest in the Company while providing the Company with needed capital to attempt to turn its business around and providing Public Shareholders with immediate liquidity for their shares. The Rotherwood Parties and the Company considered and rejected other alternatives, including a long-form merger because it would have added to the cost of this proxy statement and the Going Private Transaction and would not have increased value for the Public Shareholders, and because shareholder approval of a long-form merger would have been assured given Rotherwood's 51.6% control over the Company's outstanding shares. The Rotherwood Parties and the Company also rejected the alternative of a tender offer because it would have entailed additional costs, 100% acceptance of a tender offer was uncertain, the Company would still have needed a cash infusion from Rotherwood, and a subsequent short-form merger may still have been required in order to accomplish the objective of becoming a private company.

     The Rotherwood Parties and the Company also considered the advantages and disadvantages of other alternatives to Rotherwood's acquisition of the minority interest in the Company, including:

     o a sale of new equity securities in the Company to a new investor or investors

     o    a sale by Rotherwood of its equity interest in the Company

     o    leaving  the  Company  as  a  majority-owned,   public  subsidiary  of
          Rotherwood

     The first alternative, seeking outside capital from a new investor, was not considered feasible given the Company's financial condition and history of substantial losses, Rotherwood's control of the Company, and the current market conditions for micro-cap companies with no trading market. The Company also believes no other lender would agree to provide credit to the Company without substantial new incentives from Rotherwood, which Rotherwood has advised it is not willing to provide.

     The second alternative, selling Rotherwood's equity interest in the Company, was briefly considered. It was not an alternative that was seriously considered, given the Company's dependence on Rotherwood and the belief that the Company would likely not survive without Rotherwood's collateral support of the $2,000,000 loan.

     Obtaining outside capital from a new investor or a sale of Rotherwood's interest would also provide no liquidity to the Public Shareholders.

     In the view of the Rotherwood Parties and the Company, there is no advantage to Rotherwood, the Company or the Public Shareholders in the Company remaining as a majority-owned, public subsidiary of Rotherwood. The disadvantages of that status, which were considered by the Rotherwood Parties and the Company, include the inability to achieve many of the benefits of taking the Company private discussed above. The Rotherwood Parties and the Company concluded that the advantages of leaving the Company as a majority-owned, public subsidiary were significantly outweighed by the disadvantages of doing so, and accordingly that alternative was rejected.

     The Rotherwood Parties and the Company also considered the lack of a trading market for the Company's common stock and considered that if the Going Private Transaction was consummated, it would result in immediate liquidity for the Public Shareholders.

     Although the Company has implemented a number of elements of management's turnaround plan and the Company earned $87,000 in net income in the first three quarters of 2002, the ultimate success of the turnaround plan remains speculative and may depend on a substantial increase in sales, which cannot be assured. There can be no assurance of any substantial improvement in the
Company's  business  or  financial   condition  even  after  the  Going  Private
Transaction is consummated. The Company remains in a liquidity crisis. Management has not taken any steps to seek alternative financing for the Company because management did not believe the turnaround plan would, at least in the foreseeable future, eliminate any of the adverse factors described above and therefore believed any attempt to obtain such financing would be fruitless.

     Although the Meara King appraisal described below considered management's projections of revenue growth and positive operating income for the years 2002-2005, those projections were substantially discounted by Meara King in arriving at an appraised value of $0.01 per share. Management believes the discount applied by Meara King was appropriate in light of

     o    the speculative nature of revenue and cash flow projections

     o    the current adverse conditions in the Company's industry

     o    the Company's history of losses and shareholders' deficits

     o the Company's liquidity crisis and need for equity capital to reduce debt and sustain operations

     o    the Company's high leverage

Effects

     For a discussion of the impact of the Going Private Transaction on Rotherwood and the Public Shareholders, see "Benefits and Detriments to Going Private Transaction" above and "Fairness of the Transaction" below.

     For a discussion of certain federal income tax consequences of the Merger, see "Terms of the Transaction - Federal Income Tax Consequences" above.

Fairness of the Transaction

     The following table summarizes the impact of the Going Private Transaction on the Rotherwood Parties and the Public Shareholders:

--------------------------------------------------------------------------------
                               ROTHERWOOD PARTIES
--------------------------------------------------------------------------------

     o    Rotherwood will have complete control over the Company's business

     o The Company will be freed from the time and expense of being a reporting company under the Exchange Act o Rotherwood will have a 100% interest in any improvement in the business and financial condition of the Company

     o Rotherwood will have a 100% interest in any appreciation in value of the Company

     o Rotherwood will bear the sole risk of any continuing decline in the Company's business or financial condition

     o Rotherwood and Mr. Zicarelli will have no further fiduciary responsibility to the Public Shareholders o Rotherwood will no longer be required to submit any issues for approval of the Public Shareholders and will no longer be required to maintain any independent directors on Cramer's Board

     o Rotherwood will be required to invest $900,000 in the Company (including the November 2002 $125,000 relocation expense advance) and pay approximately $98,000 in Merger consideration to the Public Shareholders

     o Rotherwood will be required to pay the expenses of the Gong Private Transaction

     o Rotherwood will assume the risk that a Kansas court may award greater than $0.05 per share to Public Shareholders properly exercising their appraisal rights

     o Rotherwood will derive the sole benefit from the tax loss carry-forwards of the Company if the Company generates taxable income
          in                             the                              future
--------------------------------------------------------------------------------
                               PUBLIC SHAREHOLDERS
--------------------------------------------------------------------------------

     o    The Public Shareholders will no longer own any stock in the Company

     o    The Public  Shareholders  will have no voting  rights in the Company

     o The Public Shareholders will have immediate liquidity in the form of the $0.05 per share cash Merger consideration

     o    The Public Shareholders will have statutory appraisal rights

     o The Public Shareholders will have no interest in any improvement in the Company's business or financial condition

     o The Public Shareholders will have no interest in any appreciation in value of the Company

     o The Public Shareholders will have no further risk of any continuing declines in the Company's business or financial condition

     o The Public Shareholders will receive no further reports or proxy statements from the Company under the Exchange Act

--------------------------------------------------------------------------------

     The Rotherwood Parties and the Company believe that the Going Private Transaction is fair to the Public Shareholders. The following are the material factors considered by the Rotherwood Parties and the Company in determining the fairness of the Going Private Transaction to the Public Shareholders:

     o Financial Condition. The Rotherwood Parties and the Company considered the fact that there exists substantial doubt about the Company's ability to continue as a going concern, given its history of substantial losses, negative working capital, and net worth covenant default under its bank credit agreement. Although the Company earned net income of $87,000 in the first three quarters of 2002, there can be no assurance this trend will continue, especially if the Company is not able to generate significant increases in sales. The Rotherwood Parties also considered the fact that the Company's survival is almost totally dependent upon Rotherwood providing a pledge of collateral to secure the Company's $2,000,000 bank loan. The Rotherwood Parties and the Company also considered that given the Company's financial condition it was not likely that the Company could obtain substitute or additional debt or equity financing from a third party lender or investor.

     o Limitations as a Public Company. The Rotherwood Parties and the Company considered the fact that the Company's negligible trading volume, its virtual non-recognition among its public competitors, its lack of institutional sponsorship and limited public float, its majority control by Rotherwood, the lack of any firms making a market in its common stock, and lack of research attention from market analysts, had adversely affected the trading market for, and the value of, the Company's common stock. The Rotherwood Parties and the Company also considered the valuation appraisal performed by Meara King which determined the fair market value of the common stock to be $0.01 per share. The Rotherwood Parties and the Company also considered the fact that the Company would not have sufficient independent directors to comply with the rules of the NASDAQ stock market and could not be listed without recruiting independent board members who would be difficult to attract in the current environment, given the Company's financial situation. The Rotherwood Parties and the Company concluded that under the circumstances, the $0.05 per share cash consideration to be received by the Public Shareholders was preferable to continuing with the status quo. Accordingly, The Rotherwood Parties and the Company concluded that shareholder value was not likely to be maximized were the Company to remain a public company.

     o Future Prospects. The Rotherwood Parties and the Company considered the adverse conditions in the Company's industry. Over the past two years, the office furniture industry has experienced a substantial decline in shipments. This decline has been related to weaknesses in corporate profits, white-collar employment growth, corporate construction and capital expenditures, all primary drivers of this industry. According to the Business and Institutional Furniture Manufacturer's Association (BIFMA), total volume for the U.S. office furniture market totaled $10.9 billion in 2001, a decrease of 17.4% over 2000. That figure represents the largest decline in the industry since the association began recording statistics in 1971. Moreover, the Association projected volume for 2002 to further decrease to approximately $8.8 billion, which represents a 20.3% decline compared to 2001. Although BIFMA is forecasting a 5.6% increase in volume for 2003, the Company's outlook for the industry remains cautious. The Company believes it is unclear when industry conditions will improve.

     o Financial Performance and Future Prospects. The Rotherwood Parties and the Company considered the Rotherwood Parties' knowledge of the Company's business, operations, assets and financial condition, and the going concern opinions of the Company's independent auditors. With respect to prospects, the Rotherwood Parties and the Company considered the projections and uncertainties related to adoption of the turn-around plan and the significant debt facing the Company. While management's restructuring efforts and the revised accounting treatment of the Rotherwood guaranty fee contributed to net income of $87,000 in the first three quarters of 2002, the Company remains in a liquidity crisis, and believes it will require significantly increased sales in order to sustain profitability. The Rotherwood Parties and the Company also considered that if the Going Private Transaction is not completed, the bank may call the $320,000 line of credit, which could result in the bankruptcy and liquidation of the Company. The Rotherwood Parties and the Company also considered the impact that these factors had and could have on the value of the common stock.

     o Meara King Appraisal. The Rotherwood Parties and the Company also reviewed Meara King's initial appraisal which was delivered on October 19, 2001 and an updated appraisal dated May 31, 2002, including the opinion of Meara King that the fair market value of the Company is $0.01 per share. Summaries of Meara King's appraisal reports dated October 19, 2001 and June 12, 2002, are attached as Exhibit B to this proxy statement. In addition, the presentation of and the factors considered by Meara King in its appraisal as discussed under "Reports, Opinions, Appraisals, and Negotiations" supported the Rotherwood Parties' and the Company's determination.

     o Market Price and Premium. The Rotherwood Parties and the Company considered that (i) the $0.05 per share to be received by the Public Shareholders in the Merger is substantially higher than the $0.01 per share value determined by the Meara King appraisal; (ii) the withdrawal of Rotherwood's transactions could have an adverse impact on the survival of the Company and the value of the Company's common stock and any future liquidity of the Company's common stock; (iii) the consideration to be received by the Public Shareholders will consist entirely of cash; and (iv) the $0.05 per share consideration is higher than the Company's negative net worth as of September 30, 2002.

     o Other Potential Investors and Buyers. The Rotherwood Parties and the Company also considered that no third party has indicated any interest in purchasing or investing in the Company in many years. The Rotherwood Parties and the Company also considered the fact that no other bidder is likely to emerge, given that Rotherwood currently owns 51.6% of the outstanding common stock of the Company, and given the Company's financial condition. Accordingly, the Rotherwood Parties and the Company believe that it is not likely that any party other than Rotherwood would propose and complete a transaction on comparable or more favorable terms to the Public Shareholders. The Company did not take any steps to obtain alternate debt or equity financing or to find a buyer for the Company because management did not believe such efforts would be fruitful.

     o Risks of Turn-around Strategy. The Rotherwood Parties and the Company considered the risks in embarking on a turn-around plan and the likelihood that without additional investment by Rotherwood there could be no restructuring, and thus the Company's future will remain uncertain. The Rotherwood Parties and the Company also considered the risk that the turnaround plan may not be successful even with Rotherwood's investment.

     o Availability of Appraisal Rights. The Rotherwood Parties and the Company considered the fact that Kansas law will entitle Public Shareholders who file a written notice of intent with the Company to obtain the "fair value" of their shares, as determined by a court, in connection with the Merger.

     The Rotherwood Parties and the Company also considered a variety of risks and other potential negative factors concerning the Going Private Transaction. These included the following:

     o Independence. The Rotherwood Parties and the Company considered the fact that the Company does not have a majority of independent directors, and that there have been no independent financial or legal advisers appointed to represent the Public Shareholders.

     o Loss of Equity Interest. The Rotherwood Parties and the Company considered that upon completion of the Merger, the Public Shareholders will not participate in any future net income or growth of the Company. Consequently, if the Company is able to turn itself around, any future appreciation in value of the Company would be for the benefit of the Rotherwood Parties only. Because of the risks and uncertainties associated with the Company's future prospects, the Rotherwood Parties and the Company have concluded that the immediate liquidity provided by going private will be more favorable to the Public Shareholders than enabling them to have a speculative potential future return.

     o    Conflicts  of  Interest.   The  Rotherwood  Parties  and  the  Company
          considered the conflicts of interests of Mr. Zicarelli and the Company's senior management, who are affiliated with Rotherwood.

     o Taxation of Transaction. The Rotherwood Parties and the Company considered that the cash consideration to be received by the Public Shareholders will result in taxable income or loss to the Public Shareholders.

     o Recourse Against Rotherwood. The Rotherwood Parties and the Company considered that it would be difficult for the Company to enforce any commitment against Rotherwood, in the event of its breach, due to its control of the Company.

     In considering the Going Private Transaction, the Rotherwood Parties and the Company considered Meara King's analyses to determine the fair market value of the Company. The Rotherwood Parties and the Company also reviewed internal financial analyses prepared by management and reviewed with the officers of the Company its historical and projected results, but neither the Rotherwood Parties nor the Company independently generated their own separate financial analysis of the transaction.

     The Rotherwood Parties and the Company concluded that the positive factors outweighed the negative factors. Because of the variety of the factors considered, the Rotherwood Parties and the Company did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching the determination to proceed with the Going Private Transaction. The determination was made after consideration of all of the factors together.

     Approval of the Going Private Transaction is assured given Rotherwood's 51.6% control of the Company. The Going Private Transaction is not subject to a class vote of the Public Shareholders. The Company did not retain an unaffiliated representative to act solely on behalf of the Public Shareholders for the purpose of negotiating the terms of the Going Private Transaction and/or preparing a report concerning the fairness of the Going Private Transaction.
Because only one of the Company's two directors is not affiliated with Rotherwood, the Going Private Transaction has not been approved by a majority of directors who are not employed by the Company or affiliated with Rotherwood. The Board did not appoint a special committee of Public Shareholders to negotiate or consider the fairness of the Going Private Transaction to the Public Shareholders.

     The Company and the Rotherwood Parties did not implement any of the foregoing procedures because it was not believed the Company could afford the additional time and expense required to do so, because it was not believed the Company could recruit additional independent directors, because Rotherwood did not wish to incur the expense of the Going Private Transaction and risk a negative class vote by the Public Shareholders, and because Rotherwood did not believe the time and expense of these procedural safeguards were supported by the value of the Company or the size of the Going Private Transaction.
Nevertheless, the Rotherwood Parties and the Company believe there are sufficient procedural safeguards to ensure the procedural fairness of the Going Private Transaction to the Public Shareholders, including:

     o Mr. Zicarelli abstained from voting on the Going Private Transaction, and the Going Private Transaction was approved by the Company's independent director

     o The Company obtained the Meara King appraisal, which Meara King advised was performed in accordance with Internal Revenue Ruling 5-60 and Uniform Standards of Professional Appraisal Practice

     o The purchase price for the 18 million shares and the cash Merger consideration are substantially higher than the fair value of the Company's shares determined by Meara King

     o Public Shareholders who believe that the $0.05 per share Merger consideration is inadequate have the right to petition a Kansas court to determine the appraised value of their shares

     The Board carefully considered all of the factors described in this proxy statement and decided, based upon such factors, that the Merger consideration is fair to the Public Shareholders and that the procedural safeguards summarized above were sufficient under the circumstances to protect the interests of the Public Shareholders. In making such determination, the Board placed special emphasis on management's and the Board's belief that if the Going Private Transaction is not consummated, the Company may not be able to remain in business indefinitely and the Public Shareholders could receive nothing for their interest in the Company.

Reports, Opinions, Appraisals and Negotiations

     In September 2001, the Company retained the firm of Meara, King & Co. to appraise the value of the Company's common stock. That firm's appraisal report dated October 19, 2001 states their opinion that the value of the common stock is $0.01 per share. In May of 2002, the Company asked Meara King to update its appraisal report. Meara King delivered an updated appraisal on June 12, 2002. The updated appraisal states that in that firm's opinion the fair market value of the Company's common stock as of May 31, 2002 is $0.01 per share. Neither the Company nor the Rotherwood Parties suggested a value for the Company's common stock.

     Neither the Company nor the Rotherwood Parties or their respective affiliates had any prior relationships or engagements with Meara King until Meara King was engaged by the Company to appraise the value of the Company's common stock, except that in 1998, Meara King performed a valuation for Sagebrush Corporation, a subsidiary of Rotherwood Corporation, the predecessor to Rotherwood. This appraisal was performed in connection with the merger of an entity called Econo-Clad into Sagebrush Corporation. Meara King was paid $12,518 for this appraisal.

     Meara King provides business valuation services for such purposes as general business planning; determining income, estate and gift taxes; establishing the value of employer securities held by ESOP plans; completing mergers, acquisitions and divestitures; and resolving litigation. The firm's industry experience includes manufacturing, retailing, construction, insurance, distribution, utilities, computer software, trucking, automobile and restaurant franchises and service businesses such as advertising, law, medicine, architecture and printing. The firm has been engaged by judges, attorneys and litigants to assist in valuation issues in legal matters in federal, state and county courts throughout the United States. The firm's professional staff numbers 20, most of whom are certified public accountants.

Introduction

     The Company identified two other appraisal firms in the Kansas City area to undertake this engagement, but chose the Meara King firm. The engagement letter stated that the objective of the appraisal was to determine the fair market value of the Company to assist the Company's Board of Directors or shareholders considering various alternatives for a restructuring or strategic transaction.

     Meara King reported that the appraisals were conducted in accordance with Internal Revenue Ruling 59-60, which provides guidelines for valuing closely held businesses for income, estate and gift tax purposes. Meara King advised the Company that the appraisals were also conducted in accordance with Uniform Standards of Professional Appraisal Practice. Meara King engaged Dan Craig MAI at the Company's expense to appraise the Company's real estate. Meara King also engaged Kenneth Fowler, ASA at the Company's expense to appraise the Company's equipment and machinery. The Company paid Meara King consideration of $12,611, and paid $3,000 to Mr. Craig and $2,800 to Mr. Fowler. The Company paid $5,575 to Meara King in connection with the updated appraisal, for aggregate fees of $18,186 to Meara King and $5,800 to the two other appraisers.

     The following is a summary of Meara King's appraisal dated June 12, 2002. Because the firm concluded that the value of the Company was $0.01 per share in September 2001 and $0.01 per share as of May 31, 2002 and because the later appraisal relies on more current data, this summary only covers the most recent appraisal.

     The updated appraisal was delivered on June 12, 2002. As described in this proxy statement, the Company recently revised its accounting treatment of the 2% quarterly letter of credit/securities pledge fee payable to Rotherwood in the form of common stock. The Company originally accrued $40,000 in guaranty fees for the fourth quarter of 2001 and $40,000 in each of the first and second quarters of 2002, based on the $0.05 per share exchange value agreed to by the Company and Rotherwood. The Company has since determined that the fee should have been recorded on the basis of the $0.01 per share fair market value of the common stock being issued to Rotherwood established in the Meara King appraisal, or $8,000 per quarter. The effect of this accounting change was to decrease expenses and decrease net loss by $32,000 in 2001 and to decrease expenses and increase net income by $32,000 in each of the first two quarters of 2002. The Company has amended its December 31, 2001 Form 10-KSB/A and March 31 and June 30, 2002 Form 10-QSB's and restated the financial statements for 2001 and the first and second quarters of 2002 contained in those reports to reflect this accounting change. Meara King relied on the prior treatment in preparing its updated appraisal, and did not rely on the revised treatment or restated financials in creating its forecasted earnings and other estimates. The Company has discussed the accounting change with Meara King. On December 9, 2002, Meara King advised the Company that the accounting change would not alter its opinion that the fair market value of the Company's common stock is $0.01 per share.

     In the  October  2001  appraisal,  Meara  King used both a net asset  value method and a discounted future earnings method and reconciled the two methodologies to reach a value. The more recent appraisal, as summarized below, also uses a net asset value method, but because the value derived was a negative number, Meara King concluded that result was not meaningful, and that method was not used to derive an ultimate value.

Summary of Information Reviewed by Meara King and Overview of Valuation Assumptions

     In reaching its conclusion of fair market value, Meara King analyzed, among other things, the historical financial statements of the Company for the past three fiscal years, for the three month period ended arch 31, 2002 and the four-month period ended April 30, 2002, in each case before restatement. The firm also analyzed management documents and forecasts and industry, market, economic and capital market data. The appraisal firm also visited the Company's facilities and interviewed the Company's management team. The appraisal firm viewed the Company as a privately held business because although the Company is a reporting company, the common stock is not publicly traded. Under Revenue Ruling 59-60, Meara King considered the nature of the Company's business since inception; economic outlook in general and the conditions of the Company's industry; book value of the stock and the financial condition of the business; earnings capacity of the Company; dividend paying capacity of the Company; goodwill and intangible value; sales of stock and size of block to be valued; and market price of stocks of public competitors. Meara King's objective was to determine fair market value, which it defined as the cash price in which property would change hands between a willing hypothetical uncoerced buyer and seller.

Summary of Approaches to Value Deemed Appropriate by Meara King

     Meara King determined that the appropriate approaches for the Company were to use the cost approach and the income approach. The cost approach relies on a valuation of the Company's assets and liabilities as adjusted to reach the fair market value. The income approach is an earnings-based method of discounting the Company's potential future earnings to present value and was deemed appropriate because of management's plan to turn the Company around.

Review of Business, Restructuring Efforts, Company, Industry, Market and Economic Factors, Financial Statement Analysis

     Meara King reviewed the Company's industry and business history, observing that the Company has suffered significant losses from 1999 to 2001. The appraisal firm did note that the Company has undertaken a restructuring plan, which commenced in early 2001. The restructuring plan has included workforce reductions, including management replacement and implementing several changes including redirecting marketing efforts toward core products and sales channels that have performed well in the past and discontinuing non-performing products. The restructuring effort also includes re-evaluating manufacturing and inventory practices. The Company has begun outsourcing certain products and has leased a smaller, more efficient facility.

     Meara King reviewed the background of the management team and reviewed the status of the Company's labor relations. Meara King also studied the Company's revenues by product, its trademarks, its marketing strategies, customers and distribution channels. Meara King also examined the Company's competitive environment, noting that the Company's six biggest competitors have a 60% market share. Meara King also reviewed the Company's facilities and recent divestitures.

     As a result of this review, Meara King observed that key strengths were the Company's established workforce, patents and trademarks. However, the firm also noted that key weaknesses were significant product inefficiencies, a highly leveraged balance sheet, lack of capital, a severe competitive environment and poor economic outlook. Meara King next looked at economic conditions generally and competitive conditions in the office furniture market. The firm noted that the industry was experiencing difficult conditions and that demand for the Company's products could remain flat. Meara King did note that despite the difficult conditions, the Company's restructuring plan had contributed to a first quarter 2002 operating profit (before restatement) of $16,000. However, interest obligations under the bank credit facility had (before restatement) kept the Company in a loss position.

     Meara King also examined the Company's stock ownership, stock sales and dividend history. The firm noted that the Company is public, but the last public trade was in 1998. Accordingly, the Company would be valued as a closely held business. The firm also reviewed the Company's largely unsuccessful odd-lot tender offer in 2001 in which eligible shareholders that chose to participate could receive $0.015 per share plus a Kik-Step product. Because the Company has not paid dividends on its common stock in recent years, the firm placed little or no emphasis on dividends.

     Meara King next analyzed the Company's balance sheet and income statement items for the last three years and as of April 30, 2002. The firm noted a significant decline in total assets, a working capital deficit, and decreases in intangible assets. Stockholders' equity (before restatement) decreased from $648,000 at December 31, 1999 to a negative $1.7 million at April 30, 2002. There have also been significant increases in current liabilities. Meara King also studied the Company's highly leveraged condition and the Company's debt obligation that has increased by $600,000 over last three years. The firm also analyzed the income statements going back three years and for the four months of 2002 (before restatement) and examined trends in the line items of the income statements. Meara King noted that total revenues decreased 6.5% per year since 1998, gross profit decreased from 28.6% in 1998 to 22.1% in 2001, operating expenses as a percentage of revenue increased from 27.6% in 1998 to 31.9% in 2001, and other expense significantly increased due to the use of credit facility (all before restatement). The Company recorded a marginal profit in 1998, but had recorded net losses in each year since then, including a $1.2 million net loss in 2001 (before restatement).

     Meara King studied the first quarter of 2002 income statement and noted significant trends: total revenues decreased 38% compared to the same period in 2001 due to competition and economic conditions; margins are improving and the cost of goods sold as a percentage of revenue significantly decreased to 65.4% compared to 77.9% in the same period in 2001 due to lower material costs and overhead reductions; operating expenses as a percentage of revenues (before restatement) increased to 34% compared to 31.9% in 2001; net operating income of $16,000 and a net loss of $14,000 (both before restatement) were recorded; net profit margin was a negative .7%, but this was a significant improvement over the negative 11.5% recorded in the first quarter or 2001. Meara King observed that these trends reflected the Company's restructuring efforts and if the Company focused on generating sales, it could lead to future stability in operations.

     Meara  King  also  examined  traditional  valuation  ratios  including  the
Company's quick ratio, current ratio, solvency ratio, efficiency ratio, and profitability ratio and compared these to competitors with the same standard industrial classification code. Meara King noted that the Company was essentially insolvent and these ratios did not compare favorably with typical members of the industry. The firm observed that these negative measurements hindered value and significantly increase the risk associated with the Company. Meara King also looked at investment performance and profitability ratios for the Company as compared to SIC competitors and noted that the Company's investors have experienced significant negative returns compared to positive returns for investors in other members of the industry.

     As a result of this analysis of the Company's historical financial results, the appraisal firm noted a downward operating trend resulting in net losses (before restatement) and a very weak financial position. The appraisal firm concluded that no meaningful indications of value could be derived from a valuation method based on historical earnings. However, the restructuring plan appears to be achieving results and therefore, an earnings-based method valuation using estimated future earnings was deemed appropriate. Due to uncertainties surrounding operations, an asset-based method was also used, but this was ultimately found not to be meaningful.

Summary of Income Approach--Discounted Future Earnings Method

     The first method of valuation that Meara King relied upon was the discounted earnings method. Although the Company's operations (before restatement) were unprofitable, Meara King determined that this method was appropriate because of management's restructuring plan. Under the discounted future earnings method, Meara King forecasted earnings and discounted these earnings to present value to determine the value of the Company.

     Meara King first developed a forecasted return based on management's forecasts through December 31, 2005. The appraiser selected pre-tax income available to equity owners as an appropriate return. The firm noted that the Company has a significant deferred tax asset in net operating loss carry forwards that will only be realized if the Company is able to generate taxable income in the future. Based on discussions with management, Meara King determined to apply an after-tax discount rate to pre-tax income to account for the value of the net operating losses. The following is a summary of management's assumptions and resulting projected balance sheets and income statements from 2002 to 2005.

Management Assumptions

     Revenues. Meara King relied on management's estimate that revenue is projected to grow at a rate of 3% per year up to 2005. This rate of growth is expected to occur from stabilizing product pricing and volume increases from improved marketing and increasing product awareness.

     Cost of goods sold. Management estimates that cost of goods sold as a percentage of revenues should improve from 77.9% in 2001 to approximately 67% in 2002. By 2005, these costs are expected to be 65% of revenue. These improvements are expected to occur from improving production processes, outsourcing products and moving to a new facility.

     Operating expenses. Operating expenses as a percentage of revenue are projected to remain 29% of revenue for 2002 and increase to 33% of revenue by 2005 due to increased sales and marketing expenditures.

     Other expenses. These consist of interest, cash discounts and other income and expense. These were estimated to remain constant at 2% of revenue.

     Income taxes. Income taxes were not estimated due to the effect of the net operating loss carry forwards.

     Debt. Meara King's model assumes that Rotherwood does not contribute to reduce the Company's debt, and therefore interest and guarantee fees will keep the Company from profitability. Rotherwood's equity investment would enable the Company to reduce interest expense and fee obligations, which could at some point in the future result in net income to the Company. Meara King concluded that to assess value today, the equity investment would not be included. The value of the investment is reflected in determining the appropriate discount rate.

     The following charts show management's projected balance sheets and income statements from 2002 to 2005 that Meara King used to derive a net income number:

-----------------------------------------------------------------------------------------------------------------------------
Cramer, Inc.
Projected Balance Sheets
-----------------------------------------------------------------------------------------------------------------------------
                                                                           December 31(1)
======================================== ====================================================================================
Assets                                           2002                  2003                 2004                 2005
======================================== ====================== ==================== ==================== ===================
Current assets                                     1,879,246            1,988,361            2,051,548           2,140,397
---------------------------------------- ---------------------- -------------------- -------------------- -------------------
Net fixed assets                                     765,325              619,875              623,204             683,282
---------------------------------------- ---------------------- -------------------- -------------------- -------------------
Total assets                                       2,644,571            2,608,236            2,674,752           2,823,679
======================================== ====================== ==================== ==================== ===================
Liabilities                                     2002                  2003                 2004                 2005
======================================== ====================== ==================== ==================== ===================
Current liabilities                                3,905,053            4,014,354            4,213,746           4,425,894
---------------------------------------- ---------------------- -------------------- -------------------- -------------------
Pension benefits payable                             241,496              218,496              188,496             158,496
---------------------------------------- ---------------------- -------------------- -------------------- -------------------
Other                                                222,500              220,000              210,000             210,000
---------------------------------------- ---------------------- -------------------- -------------------- -------------------
Total liabilities                                  4,369,049            4,452,850            4,612,242           4,794,390
======================================== ====================== ==================== ==================== ===================
Stockholders' equity
======================================== ====================== ==================== ==================== ===================
Common stock                                       3,819,538            3,819,538            3,819,538           3,819,538
---------------------------------------- ---------------------- -------------------- -------------------- -------------------
Retained earnings                                (5,544,016)          (5,664,152)          (5,757,028)         (5,790,249)
---------------------------------------- ---------------------- -------------------- -------------------- -------------------
Stockholders' equity                             (1,724,478)          (1,844,614)          (1,937,490)         (1,970,711)
---------------------------------------- ---------------------- -------------------- -------------------- -------------------
Total liabilities and equity                       2,644,571            2,608,236            2,674,752           2,823,679
======================================== ====================== ==================== ==================== ===================
Working capital                                  (2,025,807)          (2,025,993)          (2,162,198)         (2,285,497)
======================================== ====================== ==================== ==================== ===================

======================================== ====================== ==================== ==================== ===================
                                                  3-Year
         Growth Rate Analysis                    Compound              2003                 2004                 2005
                                                  Growth
======================================== ====================== ==================== ==================== ===================
Working capital                                   NM                       0.0%                  -6.7%            -5.7%
---------------------------------------- ---------------------- -------------------- -------------------- -------------------
Stockholders' equity                              NM                      -7.0%                  -5.0%            -1.7%
---------------------------------------- ---------------------- -------------------- -------------------- -------------------
Total assets                                      2.2%                    -1.4%                   2.6%             5.6%
---------------------------------------- ---------------------- -------------------- -------------------- -------------------


-----------------------------------------------------------------------------------------------------------------------------
                                                        Cramer, Inc.
                                               Projected Income Statements(1)
-----------------------------------------------------------------------------------------------------------------------------
                                                                  For the Years Ending December 31
---------------------------------------- ------------------------------------------------------------------------------------
Category                                         2002                  2003                 2004                 2005
---------------------------------------- ---------------------- -------------------- -------------------- -------------------
Revenue                                          8,346,686              8,416,970            8,718,036           9,153,665
---------------------------------------- ---------------------- -------------------- -------------------- -------------------
Cost of goods sold                               5,614,140              5,639,370            5,771,340           5,977,344
---------------------------------------- ---------------------- -------------------- -------------------- -------------------
Gross profit                                     2,732,546              2,777,600            2,946,696           3,176,321
---------------------------------------- ---------------------- -------------------- -------------------- -------------------
Operating expenses                               2,612,251              2,716,111            2,877,370           3,037,235
---------------------------------------- ---------------------- -------------------- -------------------- -------------------
Operating income                                   120,295                 61,489               69,326             139,086
---------------------------------------- ---------------------- -------------------- -------------------- -------------------
Other income (expenses)                          (133,366)              (181,625)            (162,203)           (172,308)
---------------------------------------- ---------------------- -------------------- -------------------- -------------------
Income before income taxes                        (13,071)              (120,136)             (92,877)            (33,222)
---------------------------------------- ---------------------- -------------------- -------------------- -------------------
Income taxes                                      -                      -                    -                   -
---------------------------------------- ---------------------- -------------------- -------------------- -------------------
Net income                                        (13,071)              (120,136)             (92,877)            (33,222)
---------------------------------------- ---------------------- -------------------- -------------------- -------------------
Depreciation Expense                               155,320                200,450              206,671             224,921
---------------------------------------- ---------------------- -------------------- -------------------- -------------------
Interest Expense                                   134,378                156,625              162,203             172,308
---------------------------------------- ---------------------- -------------------- -------------------- -------------------

-----------------------------------------------------------------------------------------------------------------------------
Earnings Before The Effect of Debt
-----------------------------------------------------------------------------------------------------------------------------
EBIT                                               121,307               36,489                 69,326             139,086
---------------------------------------- ---------------------- -------------------- -------------------- -------------------
EBITDA                                             276,627              236,939                275,998             364,008
---------------------------------------- ---------------------- -------------------- -------------------- -------------------

---------------------------------------- ---------------------- -------------------- -------------------- -------------------
                                                3-Year
         Growth Rate Analysis                  Compound                2003                 2004                 2005
                                                Growth
---------------------------------------- ---------------------- -------------------- -------------------- -------------------
Revenue                                                                    0.8%                   3.6%                5.0%
---------------------------------------- ---------------------- -------------------- -------------------- -------------------
Operating income                                  5.0%                   -48.9%                  12.7%              100.6%
---------------------------------------- ---------------------- -------------------- -------------------- -------------------
Net income                                                              -819.1%                  22.7%               64.2%
---------------------------------------- ---------------------- -------------------- -------------------- -------------------


(1) Before the change in accounting treatment of the Rotherwood guaranty fee (see "Reports, Opinions, Appraisals and Negotiations - Introduction").

Terminal Value

     Meara King next determined an appropriate terminal value for the discrete forecast period. The firm assumed that by 2005 the Company will have been restructured and be in a position for a liquidity event such as a sale or public offering. After analyzing similar companies reporting under the same standard industrial classification ("SIC") code, the firm concluded that a relationship between price and revenues existed. Therefore, Meara King determined a terminal value using a multiple of revenues. Because this value results in an indication of value before debt, long-term debt was subtracted to derive an estimated equity value. Meara King concluded that the price to revenue multiple for similar transactions of firms with the same SIC as the Company is approximately 42%. The Company's revenue base therefore commanded a 30-40% multiple. This assumes control, and Meara King deemed it was valuing a minority interest. Accordingly, Meara King determined that a multiple of 30-32% was appropriate, which resulted in a value of $3 million. Assuming long-term debt of $2.5 million is subtracted, the result was a terminal equity value of approximately $500,000.

Discount Rate

     Meara King developed a discount rate using the summation or "build-up" method. The rate begins with a risk free rate of return based on a U.S. government security. To this base rate are added additional factors to reach a rate of return that an investor must earn to be persuaded to invest in the Company. Meara King determined that an appropriate discount rate was 29% and an appropriate capitalization rate was 26%. The appropriateness of these rates was determined by Meara King without input from the Company or the Rotherwood Parties.

     Using the discount rate of 29%, Meara King calculated the present value of the projected earnings and fair market value of the Company to be $68,000. The following chart shows Meara King's analysis using the discounted earnings method:

-----------------------------------------------------------------------------------------------------------------------------
                                                        Cramer, Inc.
                                               Discounted Future Earnings(1)
-----------------------------------------------------------------------------------------------------------------------------
                                Note                                December 31                               Terminal Year
            Item                 No.
------------------------------ -------- ----------------- ---------------- --------------- ---------------- -----------------
                                            2002(1)            2003            2004             2005
------------------------------ -------- ----------------- ---------------- --------------- ----------------
Projected revenue                           4,874,710         8,416,970      8,718,036         9,153,665
------------------------------ -------- ----------------- ---------------- --------------- ----------------
Normalized net income                        -                (120,136)       (92,876)          (33,221)
-----------------------------------------------------------------------------------------------------------
(1) Seven months of operating results
===========================================================================================================
Terminal Value
===========================================================================================================
                                                                                Low             High
-------------------------------------------------------------------------- --------------- ----------------
Projected revenue in 2006                                                    9,611,000         9,611,000
-------------------------------------------------------------------------- --------------- ----------------
Price/revenue factor                                                               30%               40%
-------------------------------------------------------------------------- --------------- ----------------
Estimated range of terminal values                                           2,883,000         3,844,000
-------------------------------------------------------------------------- --------------- ---------------- -----------------
Estimated terminal value for subject company before debt                                                        3,000,000
----------------------------------------------------------------------------------------------------------- -----------------
Less long-term debt at 2005                                                                                   (2,500,000)
----------------------------------------------------------------------------------------------------------- -----------------
Estimated terminal value                                                                                          500,000
----------------------------------------------------------------------------------------------------------- -----------------

Calculation of Present Value of Net Earnings and Terminal Value
-----------------------------------------------------------------------------------------------------------------------------
Net earnings and terminal value              -                (120,136)        (92,876)         (33,221)          500,000
--------------------------------------- ----------------- ---------------- --------------- ---------------- -----------------
Present value factor                          0.88736           0.69871         0.55016          0.43320          0.43320
--------------------------------------- ----------------- ---------------- --------------- ---------------- -----------------
Present value of net earnings                -                 (83,940)        (51,097)         (14,391)          217,000
--------------------------------------- ----------------- ---------------- --------------- ---------------- -----------------

Estimated fair market value (rounded)                                                                            68,000
-----------------------------------------------------------------------------------------------------------------------------


(1) Before the change in accounting treatment of the Rotherwood guaranty fee (see "Reports, Opinions, Appraisals and Negotiations - Introduction").

     If a discount rate other than 29% had been used, it would have led to a different estimated fair market value of the Company. The following table projects the estimated fair market value of the Company using discount rates of 20%, 15% and 10%, both before and after a 40% lack of marketability discount applied to the Company's common stock. The following table is for illustration purposes only and is not intended as a representation by the Company or the Rotherwood Parties regarding the appropriate discount rate to be used or the estimated fair market value of the Company.

                         -------------------------------------------------------
                                            Estimated Value(1)
                         -------------------------------------------------------
                                $            $ /share(2)        $ /share(3)
      ------------------ ----------------- ----------------- -------------------
             29%              68,000            0.010              0.017
      ------------------ ----------------- ----------------- -------------------
             20%              97,000            0.014              0.024
      ------------------ ----------------- ----------------- -------------------
             15%             124,000            0.018              0.031
      ------------------ ----------------- ----------------- -------------------
             10%             158,000            0.023              0.039
      ------------------ ----------------- ----------------- -------------------

(1) Before the change in accounting treatment of the Rotherwood guaranty fee (see "Reports, Opinions, Appraisals and Negotiations - Introduction").

(2) After 40% discount for lack of marketability (3) Before 40% discount for lack of marketability.

As the foregoing table illustrates, the $0.05 per share price being paid by Rotherwood for the 18 million shares and the $0.05 per share cash Merger consideration being paid to the Public Shareholders is greater than the estimated fair market value per share of the Company using the most favorable discount rate displayed and before deduction of the 40% lack of marketability discount.

Summary of Cost Approach--Net Asset Value Method

     One of the methods that the appraisal firm also used was the net asset value method. This approach estimates the value of the business based on the value of the assets and liabilities shown on the balance sheet as adjusted for their fair market value.

     Meara King examined the value of the Company's land and building, and determined that the market value of those assets was $510,000 as of September 2001, based on the real estate appraisal of Dan Craig. Mr. Craig analyzed the Company's building and compared its features to four other similar properties that sold in the prior two years to reach a value of $510,000. Meara King reduced this value to $500,000 due to changes in market conditions since September 2001.

     The appraisal also took into account the value of the Company's machinery and equipment. Meara King did not appraise this property; instead it relied on the appraisal of Kenneth Fowler. Mr. Fowler determined the market value of the personal property in September 2001 to be $250,000. The net book value at April 30, 2002 was determined to be $300,000. Meara King concluded that the market value of these assets was $400,000 based on an in-place going concern analysis. Meara King also concluded that furnitures and fixtures, based on Mr. Fowler's analysis, had a value of $50,000.

     Meara King also analyzed the value of the Company's intangible assets, both recorded and unrecorded. The Company's unrecorded intangible assets included the Company's assembled workforce, trademarks, patents, customer list and relationships with distributors and manufacturers' representatives. The appraiser valued the Company's workforce using the replacement method at $407,000. The replacement method involves estimating the costs to replace an assembled workforce, including costs of recruiting, hiring and training. The firm examined the workforce's tenure, wage base, historical costs, and the collective bargaining agreement to reach the value of $407,000.

     The Company's trademarks, patents, customer list and other intangibles were also analyzed. The appraisal firm used the capitalized excess economic method in which an estimate of the excess income attributable to the intangible assets is determined and then capitalized to reach the intangibles' fair market value. The appraisal firm concluded that the value of trademarks, patents and customer list was $150,000.

     Meara King determined that the fair market value of the Company's assets was $3,381,928. The firm subtracted the value of the Company's liabilities of $4,205,644 to reach a control value of ($824,000). The following schedule summarizes the appraisal firm's analysis of the Company's balance sheet and the adjustments made under the net asset value method:

  ---------------------------------------------------------------------------------------------------------------------
                                                    Cramer, Inc.(1)
                                                    Net Asset Value
  ---------------------------------------------------------------------------------------------------------------------
                                                                                            Fair Market Value  Note
  Line Item                                                Book Value        Adjustment                          No.
  ---------------------------------------------------- ------------------- ---------------- ------------------
  Assets
  ------------------------------------------------------------------------------------------------------------
  Cash                                                         108,136               -           108,136
  ---------------------------------------------------- ------------------- ---------------- ------------------
  Accounts receivable, net                                     743,923               -           743,923
  ---------------------------------------------------- ------------------- ---------------- ------------------
  Inventories                                                  774,902               -           774,902
  ---------------------------------------------------- ------------------- ---------------- ------------------
  Prepaid expenses                                             247,968               -           247,968
  ---------------------------------------------------- ------------------- ---------------- ------------------
  Total current assets                                       1,874,928               -         1,874,928
  ------------------------------------------------------------------------------------------------------------ --------
  Fixed assets:
  ------------------------------------------------------------------------------------------------------------
  Land                                                          28,900
  ---------------------------------------------------- -------------------
  Building                                                     916,500                           500,000          1
  ---------------------------------------------------- ------------------- ---------------- ------------------
  Machinery and equipment                                    3,870,485                           400,000          2
  ---------------------------------------------------- ------------------- ---------------- ------------------
  Furniture and office equipment                             1,409,516                            50,000          3
  ---------------------------------------------------- ------------------- ---------------- ------------------
  Allowance for depreciation                               (5,636,321)
  ---------------------------------------------------- ------------------- ---------------- ------------------
  Net property, plant and equipment                            589,080          360,920          950,000
  ---------------------------------------------------- ------------------- ---------------- ------------------
  Intangible assets                                                 -           557,000          557,000          4
  ---------------------------------------------------- ------------------- ---------------- ------------------
  Total assets                                               2,464,008          917,920     3,381,928
  ==================================================== =================== ================ ================== ========
  Liabilities and Stockholders' Equity
  ------------------------------------------------------------------------------------------------------------
  Accounts payable                                             737,028               -           737,028
  ---------------------------------------------------- ------------------- ---------------- ------------------
  Notes payable                                              2,320,000               -         2,320,000
  ---------------------------------------------------- ------------------- ---------------- ------------------
  Accrued expenses                                             644,619               -           644,619
  ---------------------------------------------------- ------------------- ---------------- ------------------
  Total current liabilities                                  3,701,647               -         3,701,647
  ---------------------------------------------------- ------------------- ---------------- ------------------
  Pension benefits payable                                     281,496               -           281,496
  ---------------------------------------------------- ------------------- ---------------- ------------------
  Other                                                        222,500               -           222,500
  ---------------------------------------------------- ------------------- ---------------- ------------------
  Total liabilities                                          4,205,644               -         4,205,644
  ---------------------------------------------------- ------------------- ---------------- ------------------
                                                           (1,741,635)          917,920        (823,715)
  Stockholders' equity
  ---------------------------------------------------- ------------------- ---------------- ------------------
  Liabilities and equity                                     2,464,008          917,920        3,381,928
  ----------------------------------------------------------------------------------------- ------------------ --------
  Indicated control value as if freely traded (rounded)                                        (824,000)
  ----------------------------------------------------------------------------------------- ------------------ --------

Notes on Adjustments - See report for detailed description

1. Real estate appraisal by David Craig & Co. as of September 4, 2001, adjusted downward to reflect current market conditions per discussions with management.

2. & 3. Machinery and equipment appraisal by Appraisal Consulting Services, Inc. as of September 11, 2001.

4.   Estimated value of identified intangibles:

        Assembled and trained workforce                                 $407,000
        Trademarks, patents, customer list and other intangibles         150,000
                                                                       ---------
        Total:                                                          $557,000
                                                                        ========
--------------------------------------------------------------------------------

(1) Before the change in accounting treatment of the Rotherwood guaranty fee (see "Reports, Opinions, Appraisals and Negotiations - Introduction."


     Meara King concluded that this method resulted in a value that was not meaningful, and was therefore not considered in the final estimate of value.

Lack of Marketability Discount to the Earnings Method of Value

     Meara King next concluded that the $68,000 fair market value of the Company based on the discounted future earnings method should be discounted due to a lack of marketability because the Company's common stock does not trade on a public market, even though the Company is a publicly reporting entity. Meara King determined the lack of marketability discount based on a review of studies of transactions comparing the prices of restricted stock of publicly traded companies with prices of freely traded shares and studies of transactions comparing the process before companies made public offerings with prices after public offerings. The firm also looked at a number of factors including:

     o No dividends have been paid in the last five years, which supports a discount equal to the benchmarks;

     o The Company has a history of unprofitable results over the last five years and the outlook is marginal at best, which supports a discount equal to or greater than the benchmarks;

     o The interests to be valued represent small blocks with little influence over the Company's direction which supports a discount equal to the benchmarks;

     o Lack of restrictions on transferability, which supports a discount equal to or lower than the benchmarks;

     o A history of redemption, which supports a discount equal to or lower than the benchmarks; and

     o The Company is small and although traded in the past, it is unlikely that it will trade in the near future, which supports a discount equal to the benchmarks.

     Based on an analysis of these and other factors as compared to a discount benchmark range of 32-44%, Meara King selected a lack of marketability discount of approximately 40%.

Valuation Conclusion--Fair Market Value

     Using the lack of marketability discount of 40%, Meara King multiplied the 40% discount rate by the per share value of $0.017 and subtracted the product from the $0.017 per share value to reach an estimated fair market value of $0.01 per share as of May 31, 2002.

     A summary of the appraisal without exhibits is attached as Exhibit B to this proxy statement. A copy of the appraisal with exhibits will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested shareholder or his or her representative. A copy of the report will also be provided to any interested shareholder of the Company upon written request at the expense of the requesting shareholder.

Source and Amount of Funds or Other Consideration

     Upon consummation of the Merger, the Public Shareholders holding the 1,958,034 shares of common stock not held by Rotherwood will receive $0.05 per share and an aggregate of approximately $98,000 in cash. The source of these funds will be the operating funds of Rotherwood.

The following table shows the estimated expenses incurred by the Company in connection with the Going Private Transaction.

                    Accounting fees              $        3,500
                    Legal fees                           65,000
                    Printing costs                       18,000
                    Mailing expenses                      6,000
                    Appraisal fees                       24,000
                    Transfer Agent Fees                  12,000
                                                    -----------
                    Total                        $      128,500
                                                    ===========


How many shares of common stock and preferred stock does the Company have issued and outstanding prior to the amendment to the Articles of Incorporation?

     The Company currently has 8,200,000 shares authorized, consisting of 6,000,000 shares of no par value common stock, of which 4,039,607 shares are outstanding (prior to the issuance of common stock to Rotherwood in payment of accrued letter of credit/pledge fees and in consideration of Rotherwood's $900,000 equity investment) and 2,200,000 shares of designated preferred stock, of which no shares are outstanding. Proposal III will eliminate the designated preferred stock.

What are the features of the newly authorized common stock?

     The newly authorized common stock will have the same voting rights, dividend rights, and rights on liquidation or dissolution as the current issued and outstanding common stock.

Could the availability of additional shares of common stock make a hostile takeover of the Company more difficult?

     Although the Board of Directors has no present plans to do so, authorized and unissued common stock could be issued in one or more transactions with terms, provisions and rights which would make more difficult and, therefore less likely, a takeover of the Company. Any such issuance of additional shares could have the effect of diluting the earnings per share and book value per share of the common stock held by the Public Shareholders. (The Company incurred a net loss per share (after restatement) in 2001 and its book value per share was a negative number at September 30, 2002.) Such additional shares could also be used to dilute the share ownership of persons seeking to obtain control of the Company. The Board and its legal advisers are aware that a number of corporations have adopted special "shareholders' rights plans" or "poison pills" with a view toward creating significant defensive mechanisms against the possibilities of hostile takeover actions. Irrespective of the adoption of Proposal III, the Board could determine to implement a shareholders' rights plan in the future. The Board has no present intention to propose any other amendments to the Company's Articles or Bylaws which might be considered anti-takeover devices.

     When Proposal III is adopted, the Board of Directors could authorize the issuance of common stock to a holder who might thereby obtain sufficient voting power to ensure that any proposal to remove directors, or to alter, amend or repeal the Articles, would not receive the requisite shareholder vote required to remove the directors or amend the Articles. The contemplated issuance of common stock to Rotherwood as compensation for its $2,000,000 securities pledge and in exchange for Rotherwood's $900,000 equity investment, will give Rotherwood sufficient voting power to effect a short-form merger of the Company into Rotherwood without Board or Public Shareholder approval.

     Because a majority of the Company's outstanding common stock is controlled by Rotherwood and the percentage of common stock owned by Rotherwood will increase as a result of the transactions described in this proxy statement, it is highly unlikely that any person could effect a takeover of the Company without the concurrence of Rotherwood.

Do any of our officers or directors have an interest in Proposal III?

     James R. Zicarelli, one of two members of the Board of Directors of the Company, is President of and owns a 6% interest in Rotherwood. Mr. Zicarelli has shared voting and investment power over Rotherwood's shares in the Company and is deemed to have an interest in those shares by virtue of his ownership interest in Rotherwood. Mr. Zicarelli abstained from voting as a director on Proposal III.

The Board of Directors (Mr. Zicarelli abstaining) recommends a vote "for" the following resolution that will be presented at the annual meeting:

     RESOLVED, that the existing text of Article 4 of the Articles of Incorporation of the Company is deleted in its entirety and be, and it hereby is, amended to read as follows:

          The corporation shall have authority to issue Seventy Four Million Two Hundred Thousand (74,200,000) shares of common stock, all of which shall be without par value, and when such shares are issued, they shall be fully paid and non-assessable.

                               IV. OTHER BUSINESS

     As of the date of this proxy statement, the Board of Directors knows of no other business that will be presented at the meeting. If any other matters should be properly brought before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote on those matters in accordance with their best judgment.

               SUBMISSION OF SHAREHOLDER PROPOSALS AND NOMINATIONS

Do I have a right to nominate directors or make proposals for consideration by the shareholders at the 2003 annual meeting?

     Yes. You must comply with the following procedures if you wish to nominate directors or make other proposals for consideration at the 2003 or any subsequent annual shareholders meeting.

How do I make a nomination?

     If you are a shareholder of record and wish to nominate someone to the Board of Directors for election in 2003 or any subsequent year, you must give written notice to the Secretary of the Company. Your notice must be given not less than 60 days and not more than 90 days prior to the first anniversary of the date of the previous year's meeting. A nomination received less than 60 days prior to the first anniversary of the date of the previous year's meeting will be deemed untimely and will not be considered. Your notice must include:

     o for each person you intend to nominate for election as a director, all information related to that person that is required to be disclosed in solicitations of proxies for the election of directors in an election contest, or is otherwise required, pursuant to Regulation 14A under the Exchange Act (including the person's written consent to being named in the proxy statement as a nominee and to serve as a director if elected)

     o your name and address and the name and address of any person on whose behalf you made the nomination, as they appear on our books

     o the number of shares owned beneficially and of record by you and any person on whose behalf you made the nominations

How do I make a proposal?

     If you are a shareholder of record and wish to make a proposal to our shareholders at the 2002 or any subsequent meeting, you must give written notice to the Secretary of the Company. Pursuant to Rule 14a-8 of the SEC, your notice must be received at our offices not less than 120 calendar days before the first anniversary of the date our proxy statement was mailed to shareholders in connection with the previous year's annual meeting. Any proposal received less than 120 days before that date will be deemed untimely and will not be considered. Your notice must include:

     o a brief description of your proposal and your reasons for making the proposal

     o your name and address and the name and address of any person on whose behalf you made the proposal, as they appear on our books

     o any material interest you or any person on whose behalf you made the proposal have in the proposal

     o the number of shares owned beneficially and of record by you and any person on whose behalf you made the proposal

Can the Board reject my proposal?

     Yes. SEC Rule 14a-8 describes the circumstances under which the Board may reject a shareholder proposal.

Are there any exceptions to the deadline for making a nomination or proposal?

     Yes. If the date of the annual meeting is scheduled more than 30 days prior to or more than 60 days after the anniversary date of the previous year's meeting, your notice must be delivered:

     o    not earlier than 90 days prior to the meeting; and

     o not later than (a) 60 days before the meeting or (b) the 10th day after the date we make our first public announcement of the meeting date, whichever is earlier

     If the Board increases the number of directors to be elected but we do not make a public announcement of the increased Board or the identity of the additional nominees within 70 days prior to the first anniversary of the date of the previous year's meeting, your notice will be considered timely (but only with respect to nominees for the new positions created by the increase) if it is delivered to the Secretary not later than the close of business on the 10th day following the date of our public announcement.

                                  MISCELLANEOUS

Annual and Quarterly Reports

     Amendment 4 to our annual report on Form 10-KSB/A, containing restated financial statements for the year ended December 31, 2001, Amendment 2 to our quarterly reports on Form 10-QSB/A, containing restated financial statements for the quarters ended March 31 and June 30, 2002, and our quarterly report on Form 10-QSB, containing financial statements for the quarter ended September 30, 2002, were mailed with this proxy statement to all shareholders entitled to vote at the annual meeting. You must not regard the annual report or quarterly reports as additional proxy solicitation material.

WE WILL PROVIDE WITHOUT CHARGE, UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY AT THE ADDRESS LISTED ON THE COVER PAGE OF THIS PROXY STATEMENT, A COPY OF OUR AMENDED ANNUAL REPORT ON FORM 10-KSB/A, INCLUDING THE RESTATED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 2001, AS WELL AS A COPY OF OUR AMENDED QUARTERLY REPORTS ON FORM 10-QSB/A, INCLUDING THE RESTATED FINANCIAL STATEMENTS, FILED WITH THE SEC FOR THE QUARTERS ENDED MARCH 31 AND JUNE 30, 2002 AND OUR QUARTERLY REPORT ON FORM 10-QSB, INCLUDING THE FINANCIAL STATEMENTS, FILED WITH THE SEC FOR THE QUARTER ENDED SEPTEMBER 30, 2002.

Householding

     A single copy of our amended annual report on Form 10-KSB/A, amended quarterly reports on Form 10-QSB/A, quarterly report on Form 10-QSB and proxy statement are being delivered to any multiple shareholders sharing the same address pursuant to SEC Rule 14a-3(e)(1), unless we or our transfer agent have received contrary instructions from one or more of those shareholders. We agree to deliver promptly upon written or oral request a separate copy of our Form 10-KSB/A, Form 10-QSB/A's and Form 10-QSB and proxy statement to any shareholder at a shared address to which a single copy of those documents has been delivered. You may notify us that you wish to receive a separate copy of the Form 10-KSB/A, Form 10-QSB/A's and Form 10-QSB and proxy statement for the 2002 or any future annual meeting by contacting us at 1222 Quebec Street, North Kansas City, Missouri 64116 (816) 471-4433, attention Nicholas Christianson. Shareholders who are members of a single household receiving multiple copies of those documents and who wish to receive a single copy may contact us at the same address or telephone number.

                                     BY ORDER OF THE BOARD OF DIRECTORS



                                     /s/ Nicholas Christianson
                                     -------------------------------------------
                                     Nicholas Christianson, Acting President and
                                     Chief Executive Officer and Secretary

               DOCUMENTS AND INFORMATION INCORPORATED BY REFERENCE

Amendment 4 to our annual report on Form 10-KSB/A for the year ended December 31, 2001, Amendment 2 to our quarterly reports on Form 10-QSB/A for the quarters ended March 31 and June 30, 2002, our quarterly report on Form 10-QSB for the quarter ended September 30, 2002 and the joint Transaction Statement of the Company, Rotherwood, Rotherwood Investments and James R. Zicarelli on Schedule 13E-3, being sent to shareholders with this proxy statement, are incorporated in this proxy statement by reference.

                                    EXHIBIT A

                     Kansas Corporation Code Section 17-6712

17-6712. Payment for stock of stockholder objecting to merger or consolidation; definitions; notice to objecting stockholders; demand for payment; appraisal and determination of value by district court, when; taxation of costs; rights of objecting stockholders; status of stock; section inapplicable to certain shares of stock.

(a) When used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation.

(b) The corporation surviving or resulting from any merger or consolidation, within 10 days after the effective date of the merger or consolidation, shall notify each stockholder of any corporation of this state so merging or consolidating who objected thereto in writing and whose shares either were not entitled to vote or were not voted in favor of the merger or consolidation, and who filed such written objection with the corporation before the taking of the vote on the merger or consolidation, that the merger or consolidation has become effective. If any such stockholder, within 20 days after the date of mailing of the notice, shall demand in writing, from the corporation surviving or resulting from the merger or consolidation, payment of the value of the stockholder's stock, the surviving or resulting corporation shall pay to the stockholder, within 30 days after the expiration of the period of 20 days, the value of the stockholder's stock on the effective date of the merger or consolidation, exclusive of any element of value arising from the expectation or accomplishment of the merger or consolidation.

(c) If during a period of 30 days following the period of 20 days provided for in subsection (b), the corporation and any such stockholder fail to agree upon the value of such stock, any such stockholder, or the corporation surviving or resulting from the merger or consolidation, may demand a determination of the value of the stock of all such stockholders by an appraiser or appraisers to be appointed by the district court, by filing a petition with the court within four months after the expiration of the thirty-day period.

(d) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the corporation, which shall file with the clerk of such court, within 10 days after such service, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation. If the petition shall be filed by the corporation, the petition shall be accompanied by such duly verified list. The clerk of the court shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the corporation and to the stockholders shown upon the list at the addresses therein stated and notice shall also be given by publishing a notice at least once, at least one week before the day of the hearing, in a newspaper of general circulation in the county in which the court is located. The court may direct such additional publication of notice as it deems advisable. The forms of the notices by mail and by publication shall be approved by the court.

(e) After the hearing on such petition the court shall determine the stockholders who have complied with the provisions of this section and become entitled to the valuation of and payment for their shares, and shall appoint an appraiser or appraisers to determine such value. Any such appraiser may examine any of the books and records of the corporation or corporations the stock of which such appraiser is charged with the duty of valuing, and such appraiser shall make a determination of the value of the shares upon such investigation as seems proper to the appraiser. The appraiser or appraisers shall also afford a reasonable opportunity to the parties interested to submit to the appraiser or appraisers pertinent evidence on the value of the shares. The appraiser or appraisers, also, shall have the powers and authority conferred upon masters by K.S.A. 60-253 and amendments thereto.

(f) The appraiser or appraisers shall determine the value of the stock of the stockholders adjudged by the court to be entitled to payment therefor and shall file a report respecting such value in the office of the clerk of the court, and notice of the filing of such report shall be given by the clerk of the court to the parties in interest. Such report shall be subject to exceptions to be heard before the court both upon the law and facts. The court by its decree shall determine the value of the stock of the stockholders entitled to payment therefor and shall direct the payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto by the surviving or resulting corporation. Upon payment of the judgment by the surviving or resulting corporation, the clerk of the district court shall surrender to the corporation the certificates of shares of stock held by the clerk pursuant to subsection (g). The decree may be enforced as other judgments of the district court may be enforced, whether such surviving or resulting corporation be a corporation of this state or of any other state.

(g) At the time of appointing the appraiser or appraisers, the court shall require the stockholders who hold certificated shares and who demanded payment for their shares to submit their certificates of stock to the clerk of the court, to be held by the clerk pending the appraisal proceedings. If any stockholder fails to comply with such direction, the court shall dismiss the proceedings as to such stockholder.

(h) The cost of any such appraisal, including a reasonable fee to and the reasonable expenses of the appraiser, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to such appraisal or any of them as appears to be equitable, except that the cost of giving the notice by publication and by registered or certified mail hereinabove provided for shall be paid by the corporation. The court, on application of any party in interest, shall determine the amount of interest, if any, to be paid upon the value of the stock of the stockholders entitled thereto.

(i) Any stockholder who has demanded payment of the stockholder's stock as herein provided shall not thereafter be entitled to vote such stock for any purpose or be entitled to the payment of dividends or other distribution on the stock, except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation, unless the appointment of an appraiser or appraisers shall not be applied for within the time herein provided, or the proceeding be dismissed as to such stockholder, or unless such stockholder with the written approval of the corporation shall deliver to the corporation a written withdrawal of the stockholder's objections to and an acceptance of the merger or consolidation, in any of which cases the right of such stockholder to payment for the stockholder's stock shall cease.

(j) The shares of the surviving or resulting corporation into which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(k) This section shall not apply to the shares of any class or series of a class of stock, which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders at which the agreement of merger or consolidation is to be acted on, were either (1) registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (2) held of record by not less than 2,000 stockholders, unless the articles of incorporation of the corporation issuing such stock shall otherwise provide; nor shall this section apply to any of the shares of stock of the constituent corporation surviving a merger, if the merger did not require for its approval the vote of the stockholders of the surviving corporation, as provided in subsection (f) of K.S.A. 17-6701 and amendments thereto. This subsection shall not be applicable to the holders of a class or series of a class of stock of a constituent corporation if under the terms of a merger or consolidation pursuant to K.S.A. 17-6701 or 17-6702, and amendments thereto, such holders are required to accept for such stock anything except (i) stock or stock and cash in lieu of fractional shares of the corporation surviving or resulting from such merger or consolidation, or (ii) stock or stock and cash in lieu of fractional shares of any other corporation, which at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders at which the agreement of merger or consolidation is to be acted on, were either registered on a national securities exchange or held of record by not less than 2,000 stockholders, or (iii) a combination of stock or stock and cash in lieu of fractional shares as set forth in (i) and (ii) of this subsection.

                                    EXHIBIT B

                         SUMMARIES OF MEARA KING REPORTS

                                MEARA, KING & CO.
                          CERTIFIED PUBLIC ACCOUNTANTS
               800 West 47th Street o Suite 430 o Kansas City, MO
    64112-1246o(816)561-1400 oFacsimile (816)561-6926 oE-Mail info@meara.com
--------------------------------------------------------------------------------


Board of Directors
Cramer, Inc.

The purpose of this study is to establish a reasonable estimate of the fair market value of Cramer, Inc., a Kansas corporation (herein referred to as Cramer or Company), as of July 29, 2001. Specifically, we are valuing the Company's common stock for the Company's Board of Directors or shareholders considering various alternatives.

Cramer's common stock is not listed on NASDAQ or any exchange and there is no public trading market for the stock. Therefor, for valuation purposes, the subject Company is treated as a closely-held business.

The standard of value utilized in this valuation is fair market value. Fair market value is defined as: the hypothetical cash price at which property would change hands between a willing buyer and seller when the former is under no compulsion to buy and the latter is under no compulsion to sell with both parties having reasonable knowledge of relevant facts.

Our valuation is conducted with reference to Internal Revenue Service Ruling 59-60 (C.B. 1959-1, 237), as modified and amplified, which provides guidelines for the valuation of closely-held corporate stock for federal income, estate and gift tax purposes. This valuation is also performed in compliance with the applicable Uniform Standards of Professional Appraisal Practice (USPAP).

In performing our valuation, we rely on the accuracy and reliability of historical financial statements and other financial data and oral representations of Company representatives. We did not audit or review such financial statements or other data, and we do not express an opinion or any other form of assurance on them. This engagement was not and should not be relied on to disclose errors, irregularities, or illegal acts, including fraud or defalcations, that may exist.

It is our understanding that the valuation is to be used solely for the purpose of the Company's Board of Directors or shareholders. It is also our understanding that the distribution of this report will be restricted to this use and, accordingly, this report will not be distributed to outside parties for any other purpose.

--------------------------------------------------------------------------------
Utilizing the valuation methods described and subject to the assumptions and limiting conditions incorporated herein, it is our opinion that the fair market value of the common stock of Cramer, Inc. as of May 31, 2002 is $0.01 per share.
--------------------------------------------------------------------------------

October 19, 2001
Kansas City, Missouri
Meara, King & Co.

                                MEARA, KING & CO.
                          CERTIFIED PUBLIC ACCOUNTANTS
               800 West 47th Street o Suite 430 o Kansas City, MO
    64112-1246o(816)561-1400 oFacsimile (816)561-6926 oE-Mail info@meara.com
--------------------------------------------------------------------------------


Board of Directors
Cramer, Inc.

The purpose of this study is to establish a reasonable estimate of the fair market value of Cramer, Inc., a Kansas corporation (herein referred to as Cramer or Company), as of May 31, 2002. Specifically, we are valuing the Company's common stock for shareholder purposes.

Cramer's common stock is not listed on NASDAQ or any exchange and there is no public trading market for the stock. Therefore, for valuation purposes, the subject Company is treated as a closely-held business.

The standard of value utilized in this valuation is fair market value. Fair market value is defined as: the hypothetical cash price at which property would change hands between a willing buyer and seller when the former is under no compulsion to buy and the latter is under no compulsion to sell with both parties having reasonable knowledge of relevant facts.

Our valuation is conducted with reference to Internal Revenue Service Ruling 59-60 (C.B. 1959-1,237), as modified and amplified, which provides guidelines for the valuation of closely-held corporate stock for federal income, estate and gift tax purposes. This valuation is also performed in compliance with the applicable Uniform Standards of Professional Appraisal Practice (USPAP).

In performing our valuation, we rely on the accuracy and reliability of historical financial statements and other financial data and oral representations of Company representatives. We did not audit or review such financial statements or other data, and we do not express an opinion or any other form of assurance on them. This engagement was not and should not be relied on to disclose errors, irregularities, or illegal acts, including fraud or defalcations that may exist.

It is our understanding that the valuation is to be used solely for shareholder purposes. It is also our understanding that the distribution of this report will be restricted to this use and, accordingly, this report will not be distributed to outside parties for any other purpose.

--------------------------------------------------------------------------------
Utilizing the valuation methods described and subject to the assumptions and limiting conditions incorporated herein, it is our opinion that the fair market value of the common stock of Cramer, Inc. as of May 31, 2001 is $0.01 per share.
--------------------------------------------------------------------------------

June 12, 2002
Kansas City, Missouri

                                  Cramer, Inc.
   Proxy for the 2002 Annual Meeting of Shareholders, to be held March 6, 2003
                This Proxy is solicited by the Board of Directors

     As a shareholder of Cramer, Inc. (the "Company"), I appoint Nicholas Christianson as my attorney-in-fact and proxy (with full power of substitution), and authorize him to represent me at the 2002 Annual Meeting of Shareholders of the Company to be held at the Hampton Inn, 4600 Summit, Kansas City, Missouri 64112 on March 6, 2003 at eleven o'clock a.m., and at any adjournment of the meeting, and to vote the common stock in the Company held by me as designated below on proposals 1, 2 and 3.

     The Board of Directors unanimously recommends a vote for proposals 1, 2 and 3.

Proposal #1. Election of Directors: James R. Zicarelli and David E. Crandall

     |_|  FOR the nominees listed above |_| WITHHOLD AUTHORITY to vote for the
                                            nominees listed above. (If you do
                                            not check this box, your shares will
                                            be voted in favor of both nominees)

     To withhold authority to vote for either nominee, strike through that nominee's name above.

Proposal #2. Proposal to ratify the appointment of Stirtz Bernards Boyden Surdell & Larter, PA as the Company's independent accountants for 2002.

     |_|  FOR              |_|  AGAINST              |_|  ABSTAIN

Proposal  #3.  Proposal  to amend the  Company's  Articles of  Incorporation  to increase  the  authorized  capital  stock from  8,200,000  shares to  74,200,000 shares.

     |_|  FOR              |_|  AGAINST              |_|  ABSTAIN

To act upon any other matters that may properly come before the meeting.

     If no choice is indicated on the proxy, the person named as proxy intends to vote FOR all three proposals.

Please sign exactly as your name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, trustee or other representative capacity, please give your full title. If a corporation, please sign in full corporate name by President or other authorized officer.



                                                --------------------------------
                                                Signature of Shareholder


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